                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                             TITAN HOLDINGS, INC.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                                  [Titan LOGO]

                              TITAN HOLDINGS, INC.

                          NOTICE OF ANNUAL MEETING OF
                          SHAREHOLDERS -- MAY 1, 1997

                     -------------------------------------

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITIONS AND RESULTS OF OPERATIONS

                     -------------------------------------

                      CONSOLIDATED FINANCIAL STATEMENTS OF
                     TITAN HOLDINGS, INC. AND SUBSIDIARIES

                                  [Titan LOGO]

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                              PAGE(S)
                                                              -------
Notice of Annual Meeting....................................     (i)

Proxy Statement

  Solicitation of Proxy, Revocability and Voting............      1

  Information Regarding the Board of Directors and
     Committees of the Board of Directors...................      1

  Section 16(a) Beneficial Owners Reporting Compliance......      2

  Election of Directors (Item 1 on Proxy Card)..............      3

  Security Ownership of Certain Beneficial Owners and
     Management.............................................      5

  Compensation of Executive Officers........................      7

  Employment Agreements.....................................      9

  Compensation Committee Report on Executive Compensation...     10

  Compensation Committee Interlocks and Insider
     Participation..........................................     11

  Performance Graph.........................................     12

  Transaction with Management and Others....................     13

  Approval of Independent Auditors (Item 2 on Proxy Card)...     13

  Other Business............................................     13

  Miscellaneous.............................................     14

  Vote of Proxies...........................................     14

Appendices:

  Management's Discussion and Analysis of Financial
     Condition and Results of Operations....................    A-1

  Annual Financial Statements:

     Consolidated Balance Sheets............................    B-1

     Consolidated Statements of Income......................    B-2

     Consolidated Statements of Shareholders' Equity........    B-3

     Consolidated Statements of Cash Flows..................    B-4

     Notes to Consolidated Financial Statements.............    B-5

     Independent Auditors' Report...........................   B-25

                                  [Titan LOGO]

--------------------------------------------------------------------------------

                              TITAN HOLDINGS, INC.
                         2700 N.E. LOOP 410, SUITE 500
                            SAN ANTONIO, TEXAS 78217

            Notice of Annual Meeting of Shareholders -- May 1, 1997

To the Shareholders:

     The annual meeting of the shareholders of Titan Holdings, Inc., a Texas corporation (the "Company"), will be held on Thursday, May 1, 1997, at 10:00 a.m., at the Company's Corporate Headquarters, located at 2700 N.E. Loop 410, San Antonio, Texas for the following purposes:

     1. To elect three Class I Directors to serve until the annual meeting in 1998; to elect three Class II Directors to serve until the annual meeting in 1999; to elect three Class III Directors to serve until the annual meeting in 2000.

     2. To ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for 1997.

     3. To transact such other business as may properly be brought before the meeting or any adjournment thereof.

     Only shareholders of record at the close of business on Friday, March 21, 1997 will be entitled to vote at this meeting.

     PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE, AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. FOR FURTHER INFORMATION CONCERNING THE INDIVIDUALS NOMINATED AS DIRECTORS, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE PROXY STATEMENT ON THE FOLLOWING PAGES.

                                            By Order of the Board of Directors

                                            Mark E. Watson III
                                            Secretary
San Antonio, Texas
March 27, 1997

--------------------------------------------------------------------------------

                                       (i)

                              TITAN HOLDINGS, INC.
                         2700 N.E. LOOP 410, SUITE 500
                            SAN ANTONIO, TEXAS 78217
                        -------------------------------
                                PROXY STATEMENT
                        -------------------------------

                 SOLICITATION OF PROXY, REVOCABILITY AND VOTING

     The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of Titan Holdings, Inc., a Texas corporation (the "Company"), for use at the annual meeting of shareholders to be held on May 1, 1997. It is expected that the solicitation of proxies will be made by mail, and the Company will bear the cost of such solicitation. This Proxy Statement is accompanied by the Company's 1996 Annual Report to Shareholders. Any person giving a proxy has the power to revoke it at any time before its exercise by filing with the Secretary of the Company an instrument of revocation or by the presentation at the meeting of a duly executed proxy bearing a later date. It also may be revoked by attendance at the meeting and election to vote in person. The approximate date on which this Proxy Statement and the accompanying proxy are first being sent to the shareholders is March 27, 1997.

     Only holders of record of common stock, $.01 par value ("Common Stock"), of the Company at the close of business on March 21, 1997 will be entitled to vote at the meeting. On March 21, 1997 the Company had 9,557,516 shares of Common Stock issued and outstanding. Each share of Common Stock is entitled to one vote.

                  INFORMATION REGARDING THE BOARD OF DIRECTORS
                    AND COMMITTEES OF THE BOARD OF DIRECTORS

BOARD OF DIRECTORS

     The business of the Company is managed by or under the direction of the Board of Directors and its committees. The Board establishes corporate policies, approves major business decisions and monitors the performance of the Company's management. The Board has established five standing committees as further described in this Proxy Statement: the Executive Committee, the Audit Committee, the Compensation Committee, the Investment Committee and the Nominating Committee. The day-to-day management functions and operating activities of the Company are performed by the Company's full-time officers and employees. The Board of Directors met four times in 1996.

EXECUTIVE COMMITTEE

     Except as limited by applicable law, the Executive Committee exercises the power and authority of the Board during intervals between meetings of the Board. Actions taken by the Executive Committee do not require ratification by the Board to be legally effective. The current members of the Executive Committee are Mark E. Watson, Jr. (Chairman), Lucius E. Burch III, E.B. Lyon III, Christopher J. Murphy III, Toby S. Wilt and Gary V. Woods. The Executive Committee met once during 1996.

AUDIT COMMITTEE

     The Audit Committee recommends the selection of the Company's independent auditors and confers with them regarding the scope and adequacy of annual audits. The members of the Audit Committee are independent members of the Board. The Audit Committee reviews reports from and meets with both the Company's internal auditors and the independent auditors. The Audit Committee also meets with the Company's financial personnel to review the adequacy of the Company's accounting and financial reporting policies and internal controls and procedures. The current members of the Audit Committee are Gary V. Woods (Chairman), Hector De Leon, Lucius E. Burch III and Christopher J. Murphy III. The Audit Committee met once in 1996.

COMPENSATION COMMITTEE

     The Compensation Committee reviews the Company's compensation philosophy and programs, and exercises authority with respect to the payment of direct salaries and incentive compensation to executive officers of the Company. The Compensation Committee has the authority to determine all terms and provisions under which options may be granted under the Company's 1993 Stock Option Plan, as amended (the "Stock Option Plan"), including but not limited to the individuals to whom such options may be granted, the exercise price and the number of shares subject to each option, the time or times during which all or a portion of each option may be exercised and certain other provisions of each option. The current members of the Compensation Committee are Hector De Leon (Chairman), Gary V. Woods and Christopher J. Murphy III. The Compensation Committee met five times in 1996.

INVESTMENT COMMITTEE

     The Investment Committee reviews and makes recommendations to management regarding the Company's overall investment policy and, in accordance with such policy, approves certain investment transactions. The current members of the Investment Committee are Lucius E. Burch III (Chairman), Gary V. Woods and Toby
S. Wilt. The Investment Committee met three times in 1996.

NOMINATING COMMITTEE

     The Nominating Committee evaluates policy on the size and composition of the Board and criteria and procedures for director nominations. It reviews possible director candidates and recommends to the full Board nominees for election by the shareholders. The Nominating Committee will consider nominations made by shareholders if made sufficiently prior to the annual meeting. The Nominating Committee also reviews potential candidates to fill vacancies on the Company's Board of Directors. The current members of the Nominating Committee are Mark E. Watson, Jr. (Chairman), Toby S. Wilt, Christopher J. Murphy III and Gary V. Woods. The Nominating Committee did not meet in 1996.

ATTENDANCE AT MEETINGS

     All directors attended at least 75 percent of the meetings with the exception of Lucius E. Burch III who attended less than 75 percent of the meetings because of previously scheduled engagements.

COMPENSATION OF DIRECTORS

     Each non-employee director of the Company receives an annual fee of $7,500, and an additional $2,000 for each Board meeting attended. Each director is reimbursed for expenses of meeting attendance. Each non-employee director receives $200 for each committee meeting attended that is not on the same day as a Board meeting. Each non-employee director also receives an annual grant of 5,000 stock options pursuant to the Directors' Stock Option Plan.

              SECTION 16(a) BENEFICIAL OWNERS REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission (the "Commission") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The Company believes that for the year ended December 31, 1996, its directors, executive officers and holders of more than 10% of the Company's Common Stock complied on a timely basis with Section 16(a) filing requirements.

                             ELECTION OF DIRECTORS

                           (ITEM NO. 1 ON PROXY CARD)

     At the Board of Directors meeting held on February 13, 1997, the Board amended the Bylaws of the Company with respect to the way in which Directors are elected by shareholders. Previously, the Bylaws provided that all directors were to be elected annually for a term of one year. The amended Bylaws provide that the Board will be divided into three classes of directors, each class to be as nearly equal in number of directors as possible. The Board of Directors of the Company is divided into three classes, each consisting of three members, as set forth below. Each class serves three years, with the terms of office of the respective classes expiring in successive years. The term of office of directors in Class I expires at the 1998 annual meeting. The term of office of directors in Class II expires at the 1999 annual meeting. The term of office of directors in Class III expires at the 2000 annual meeting. Any new director elected to fill a vacancy on the Board will serve for the remainder of the full term of the class in which the vacancy occurred, rather than until the next election of directors. All of the nominees, except for Mark E. Watson III, who became a director in February 1997, have served as directors since the last annual meeting.

     The Board of Directors amended the Bylaws of the Company to ensure continuity and stability in the future by extending the time required to elect a majority of a classified board. As a result the majority of directors at any given time will have prior experience as members of the Board. Under the Board classification provisions of the amended Bylaws, at least two annual shareholder meetings, instead of one, will be required to effect a change in the majority control of the Board. The longer time required to elect a majority of a classified board also may deter certain mergers, tender offers or other future takeover attempts which some or a majority of holders of common stock may deem to be in their best interests. The proposed Board classification provisions will apply to every election of directors, whether or not a change in the Board would be beneficial to the Company and its shareholders and whether or not a majority of the Company's shareholders believe that such a change would be desirable.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF
                  THESE NOMINEES AS DIRECTORS OF THE COMPANY.

     The election of directors will be determined by a plurality of the shares present in person or by proxy at the meeting, provided that the total shares present at the meeting constitute a quorum. If any nominee should be unavailable as a candidate at the time of the meeting, the number of directors constituting the full Board will be appropriately reduced to eliminate the vacancy. The Board has no reason to believe that any current nominee will be unable to serve.

INFORMATION CONCERNING NOMINEES

     Biographical summaries and ages as of March 21, 1997 of individuals nominated by the Board of Directors for election as directors follow. Data with respect to the number of shares of the Company's Common Stock beneficially owned by each of them as of March 21, 1997, appears under the caption "Security Ownership of Certain Beneficial Owners and Management" in this Proxy Statement.

 CLASS I DIRECTORS STANDING FOR ELECTION (TERM EXPIRES AT 1998 ANNUAL MEETING)

     LUCIUS E. BURCH III, age 55, has served as a Director of the Company since 1993. Mr. Burch is an owner and has served as President of the Massey Burch Investment Group, a venture capital firm, since 1981 and has been its Chairman since 1990. Mr. Burch currently serves as a Director of Physicians Resource Group, Inc., QMS, Inc., and Norrell Corporation.

     THOMAS E. MANGOLD, age 41, has served as a Director of the Company since 1992. He has served as President of a subsidiary, Titan Insurance Company (formerly known as Imperial Midwest Insurance Company) since its formation in 1990. From 1987 to 1989, Mr. Mangold served as President of First Security Insurance Group and from 1981 to 1986 as Vice President of Delaney Intermediaries, a reinsurance intermediary. Mr. Mangold received his Bachelor of Science degree and commission in the U.S. Naval Reserves from the United States Merchant Marine Academy.

     MARK E. WATSON III, age 32, has served as a Director of the Company since February 1997. Mr. Watson has also served as a Senior Vice President of the Company since 1995 and as a Vice President of the Company from 1991 to 1995. In addition, Mr. Watson has also served as General Counsel and Secretary of the Company since 1993. From 1989 to 1991, Mr. Watson was an associate with the law firm of Kroll & Tract, New York, New York. Mr. Watson received his Bachelor of Business Administration degree from Southern Methodist University and his Juris Doctor degree from the University of Texas, School of Law. Mr. Watson is the son of Mark E. Watson, Jr., the Company's Chairman, President and Chief Executive Officer.

 CLASS II DIRECTORS STANDING FOR ELECTION (TERM EXPIRES AT 1999 ANNUAL MEETING)

     HECTOR DE LEON, age 50, has served as a Director of the Company since 1992. Mr. De Leon has served as President and majority shareholder of the law firm of De Leon, Boggins & Icenogle, P.C. since 1977. From 1974 to 1977, Mr. De Leon served as General Counsel to the Texas Department of Insurance.

     CHRISTOPHER J. MURPHY III, age 50, has served as a Director of the Company since 1995. Mr. Murphy is President and Director of 1st Source Corporation, 1st Source Bank and 1st Source Capital Corporation. Mr. Murphy is also Chairman and a Director of both 1st Source Insurance, Inc. and Trustcorp Mortgage Company, Inc. Mr. Murphy is also a Director of Comair Holdings, Inc. and Quality Dining, Inc. Mr. Murphy received his Bachelor of Arts degree from the University of Notre Dame, his Juris Doctor degree from the University of Virginia Law School and his Masters of Business Administration from Harvard University.

     TOBY S. WILT, age 52, has served as a Director of the Company since 1994. Mr. Wilt is the owner and Chairman of both The Christie Cookie Company, a manufacturer of gourmet cookies, since 1989 and TSW Investment Company, a private investment holding company, since 1987. Mr. Wilt currently serves as a Director of Volunteer Capital Corporation and First American Corporation.

CLASS III DIRECTORS STANDING FOR ELECTION (TERM EXPIRES AT 2000 ANNUAL MEETING)

     MARK E. WATSON, JR., age 61, founded Titan Holdings, Inc. in 1983 and has served as Chairman of the Board of Directors, President and Chief Executive Officer of the Company since that time. Mr. Watson received his Bachelor of Science degree in Finance from the University of Notre Dame.

     E. B. LYON III, age 57, has served as a Director of the Company since 1990. Mr. Lyon is the owner and President of Stonegate Securities, Inc., a securities firm, and Lyon Securities, Inc., an investment banking company primarily involved in oil and gas, real estate and venture capital investments, since 1971.

     GARY V. WOODS, age 53, has served as a Director of the Company since 1988. Since 1979, Mr. Woods has served as President of McCombs Enterprises, an organization which invests in automobile dealerships, ranching operations, oil and gas ventures, restaurants and other businesses. Mr. Woods also served as President of the San Antonio Spurs, a professional basketball team, from 1988 to 1993.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information concerning any person who owned of record, or was known by the Company to be the beneficial owner of, 5% or more of the Company's outstanding Common Stock as of March 21, 1997, unless otherwise indicated. The table also shows information concerning beneficial ownership by all directors and nominees, by each of the executive officers named in the Summary Compensation Table on page seven and by all executive officers and directors as a group. The number of shares beneficially owned by each executive officer or director is determined under rules of the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of March 21, 1997 through the exercise of any stock option or other right. Unless otherwise indicated, each person has the sole investment and voting power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table. All share amounts have been adjusted for 5% stock dividends effected on May 13, 1996 and June 1, 1995.

                                                              AMOUNT OF
                                                              BENEFICIAL   PERCENT
                                                              OWNERSHIP    OF CLASS
                                                              ----------   --------
Mark E. Watson, Jr.(1)(2)...................................   2,457,778     25.7%
Thomas E. Mangold(3)........................................     136,622      1.4%
E.B. Lyon III(4)............................................     111,703      1.2%
Toby S. Wilt(5).............................................      54,861     *
Lucius E. Burch III(6)......................................      44,387     *
Martin F. Gohr(7)...........................................      15,678     *
Gary V. Woods(8)............................................      32,811     *
Michael W. Grandstaff(9)....................................      36,547     *
Hector De Leon(5)...........................................      17,376     *
Christopher J. Murphy III(10)...............................      11,798     *
Mark E. Watson III(8).......................................      42,807     *
All executive officers and directors as a group (14
  persons)(2)(4)(6)(11).....................................   2,962,368     31.0%

---------------

* Less than 1.0%

 (1) Address is 2700 N.E. Loop 410, Suite 500, San Antonio, Texas 78217.

 (2) Includes 244,000 shares held by the MEW Family Limited Partnership, of which Mr. Watson serves as general partner.

 (3) Includes 120,802 shares issuable upon the exercise of options and 10,308 shares issuable upon the exercise of a warrant.

 (4) Includes 16,537 shares held by Stonegate Securities, Inc. of which Mr. Lyon is the owner; 19,677 shares held by Stonegate Securities, Inc. Profit Sharing Plan, of which Mr. Lyon serves as the trustee; and 22,220 shares held by the LBL Family Partnership of which Mr. Lyon is the general partner; and 551 shares held in IRA account of Laura Lee Lyon, Mr. Lyon's spouse; and 4,987 shares held in the E.B. Lyon, Jr. residuary trust of which Mr. Lyon is executor and beneficiary. As a result of these relationships, Mr. Lyon may be deemed to be a beneficial owner of these shares. Also includes 38,324 shares issuable upon the exercise of options.

 (5) Includes 16,274 shares issuable upon the exercise of options.

 (6) Includes 32,811 shares issuable upon the exercise of options and 7,875 shares owned by Burch House L.P. of which Mr. Burch is General Partner.

 (7) Includes 8,036 shares issuable upon the exercise of options and 4,642 shares issuable upon the exercise of a warrant. Mr. Gohr's employment with the Company was terminated effective March 2, 1997.

 (8) Consists of shares issuable upon the exercise of options.

 (9) Includes 31,421 shares issuable upon the exercise of options and 2,370 shares issuable upon the exercise of a warrant.

(10) Includes 5,250 shares issuable upon the exercise of options and 1,448 shares held by members of Mr. Murphy's immediate family.

(11) Includes 336,774 shares issuable upon the exercise of options granted to certain executive officers and directors and 17,320 shares of issuable upon the exercise of a warrant issued to certain executive officers.

                       COMPENSATION OF EXECUTIVE OFFICERS

                           SUMMARY COMPENSATION TABLE

     The following table sets forth all compensation earned by the Company's Chief Executive Officer and the five other most highly compensated executive officers of the Company (collectively the "Named Executive Officers").

                                                                                          LONG TERM
                                                           ANNUAL COMPENSATION              AWARDS
                                                    ----------------------------------   ------------
                                                                             OTHER
                                                                             ANNUAL        OPTIONS/
        NAME AND PRINCIPAL POSITION          YEAR    SALARY     BONUS     COMPENSATION     SARS#(2)      ALL OTHER
        ---------------------------          ----   --------   --------   ------------   ------------   COMPENSATION
Mark E. Watson, Jr.........................  1996   $450,000         --          --             --        $55,998(3)
  Chairman, President and Chief              1995    450,000         --          --             --         55,024
  Executive Officer                          1994    450,000         --     $50,027             --         71,268
Thomas E. Mangold..........................  1996   $250,561    120,000          --        179,550        $ 4,750(4)
  Executive Vice President and President     1995    175,000    150,000          --             --        477,769
  of Titan Insurance Company                 1994    156,250    150,000       5,625        132,300        147,562
Michael J. Bodayle(7)......................  1996   $ 94,998         --          --             --        $52,635(5)
  Former Executive Vice President,           1995    128,897         --          --          2,625          3,792
  Treasurer and Chief Financial Officer      1994    128,925         --       3,750             --         20,711
Martin F. Gohr(8)..........................  1996   $125,401    100,000(6)        --            --        $ 4,750(5)
  Senior Vice President of Titan             1995    125,000    100,000          --             --        218,089
  Insurance Company                          1994    125,000    100,000          --         63,394         69,175
Michael W. Grandstaff......................  1996   $100,320     75,000(6)        --            --        $ 4,750(5)
  Senior Vice President, Chief               1995    100,000     75,000          --             --        113,861
  Financial Officer and Treasurer            1994    100,000     75,000          --         52,369         37,607
Mark E. Watson III.........................  1996   $116,574     30,000          --         85,000        $ 4,750(4)
  Senior Vice President, General             1995     97,008      5,000          --         27,562         12,432
  Counsel and Secretary                      1994     85,395         --          --             --         15,880

---------------

(1) The Company does not currently have a bonus plan for its executive officers other than Messrs. Grandstaff and Gohr through their employment contracts with Titan Insurance Company. The Compensation Committee does, however, have discretion to declare merit bonuses for executive officers on an annual basis.

(2) Amounts have been adjusted for five percent (5%) stock dividends effected on May 13, 1996 and June 1, 1995.

(3) Represents life insurance premiums.

(4) Represents amounts allocated to the named individuals for contributions by the Company under a 401(k) plan.

(5) Includes amounts paid pursuant to a non-compete agreement and an amount allocated to the named individual for contributions by the Company under a 401(k) plan.

(6) Represents a profit-based formula bonus earned under employment agreements.

(7) Mr. Bodayle resigned from the Company on September 13, 1996.

(8) Mr. Gohr's employment with the Company was terminated effective March 2, 1997.

     The following tables set forth information concerning stock options issued in 1996 to the Named Executive Officers under the Company's Stock Option Plan as well as certain information about stock options held by the Named Executive Officers at December 31, 1996.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                             INDIVIDUAL GRANTS
-----------------------------------------------------------------------------------------------------------
                                 NUMBER OF      % OF TOTAL
                                 SECURITIES    OPTIONS/SARS
                                 UNDERLYING     GRANTED TO    EXERCISE OR
                                OPTIONS/SARS   EMPLOYEES IN    BASE PRICE    EXPIRATION      GRANT DATE
             NAME                GRANTED(#)    FISCAL YEAR       ($/SH)         DATE      PRESENT VALUE($)*
             ----               ------------   ------------   ------------   ----------   -----------------
Thomas E. Mangold..............   179,550         52.2%          12.86          4/1/06        1,290,425
Mark E. Watson III.............    25,000          7.7%          13.50        12/31/05          171,375
Mark E. Watson III.............    60,000         18.5%          15.50        12/12/06          380,400

---------------

* A variation of the Black-Scholes option pricing model was used to determine grant date present value. This model is designed to value publicly traded options. Options issued under the Company's option plans are not freely traded, and the exercise of such options is subject to substantial restrictions. The Black-Scholes model does not give effect to either risk of forfeiture or lack of transferability. The estimated values under the Black-Scholes model are based on assumptions as to variables such as interest rates, stock price volatility and future dividend yield. The grant date present values presented in this table were calculated using an expected average option term of ten years, risk-free rates of return of 5.45%, an average stock price volatility of 23.3% and a dividend yield of 1.9% expressed as a percentage of the market values of the Common Stock on the grant dates. The actual value of stock options depends upon the actual future performance of the Common Stock, the continued employment of the option holder throughout the vesting period and the timing of the exercise of the option. Accordingly, the values set forth in this table may not be achieved.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                        NUMBERS OF UNEXERCISED      VALUE OF UNEXERCISED IN-THE-
                                                        OPTIONS/SARS AT FISCAL         MONEY OPTIONS AT FISCAL
                            SHARES                            YEAR-END(#)                  YEAR-END($)(1)
                          ACQUIRED ON      VALUE      ---------------------------   -----------------------------
          NAME            EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
          ----            -----------   -----------   -----------   -------------   ------------   --------------
Mark E. Watson, Jr.......   -0-            -0-          -0-            -0-             -0-             -0-
Michael J. Bodayle.......   20,727        116,754       -0-            -0-             -0-             -0-
Thomas E. Mangold........   -0-            -0-          58,432         258,930         266,393         991,721
Martin F. Gohr...........   -0-            -0-          25,358          38,036         108,025         162,033
Michael W. Grandstaff....   -0-            -0-          20,948          31,421          89,238         133,853
Mark E. Watson III.......   -0-            -0-          42,807          80,000         295,906         120,000

---------------

(1) As reported by the New York Stock Exchange the closing price of the Company's Common Stock on December 31, 1996 was $16.50 per share.

                             EMPLOYMENT AGREEMENTS

     MARK E. WATSON, JR. is a party to an employment agreement with the Company for a five-year term that is automatically renewed for an additional five-year term on January 1st of each year. If the agreement is terminated other than for cause, such termination is not effective until the expiration of the then existing unexpired five-year term of the agreement. The employment agreement provides for a current annual base salary of $450,000. The agreement contains a non-disclosure covenant and provides that for a period of one year after termination of employment, Mr. Watson agrees not to solicit customers or employees of the Company.

     MICHAEL J. BODAYLE was a party to an employment agreement with the Company for a three-year term which expired in February 1996 and was renewed for a one year period. Mr. Bodayle's annual base salary was $124,008. The agreement contained non-disclosure covenants and provided that for a period of two years after termination of employment, Mr. Bodayle will not solicit customers or employees of the Company. If the agreement was terminated other than for cause, the Company was required to pay to Mr. Bodayle a severance payment equal to one year's base salary. Mr. Bodayle resigned from the Company on September 13, 1997.

     THOMAS E. MANGOLD is a party to an annual employment agreement with the Company that automatically renews for additional one-year terms. The employment agreement provides for an annual base salary of $250,000. If employment is terminated other than for cause or as a result of a change in control of the Company, the Company is required to pay to Mr. Mangold an amount equal to one year's base salary plus an additional amount equal to the previous year's bonus, as well as full-vesting of all outstanding stock options. The employment agreement also contains certain non-disclosure covenants.

     MARTIN F. GOHR and MICHAEL W. GRANDSTAFF were each parties to annual employment agreements with Titan Insurance Company that automatically renewed for additional one-year terms. The employment agreements provided for annual base salaries as follows: Mr. Gohr -- $125,000 and Mr. Grandstaff -- $100,000. The employment agreements also provided that the Company will pay each of them a profit-based formula bonus equal to a percentage of the amount of adjusted net (after-tax) income of the Company's current year non-standard automobile insurance operations in excess of a prescribed 15% return on equity subject to a total maximum of $325,000 as follows: Mr. Gohr -- 6% and Mr. Grandstaff -- 5%. If employment was terminated other than for cause or as a result of a change in control of the Company, Titan Insurance Company was required to pay to the respective individual an amount equal to one year's base salary plus the above described bonus determined through the date of termination. These employment agreements also contain certain nondisclosure covenants. On March 2, 1997, Mr. Gohr's employment with Titan Insurance Company was terminated, and Mr. Gohr was paid one year's base salary of $125,000 pursuant to his employment agreement. Mr. Grandstaff is now an employee of the Company, and he and the Company are in the process of negotiating a new employment agreement, the terms of which are expected to be substantially similar to his previous employment agreement.

     MARK E. WATSON III was a party to an employment agreement with the Company for a three-year term which expired in February 1996. The agreement contained non-disclosure covenants and provided that for a period of two years after termination of employment, Mr. Watson agreed not to solicit customers or employees of the Company. If the agreement was terminated other than for cause, the Company was required to pay to Mr. Watson a severance payment equal to one year's base salary. Mr. Watson and the Company are in the process of negotiating a new employment agreement.

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following reports and the Performance Graph on page twelve shall not be incorporated by reference into any such filings.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     The Company's executive compensation programs are administered by the Compensation Committee (the "Committee") of the Company's Board of Directors. The Committee is comprised of three non-employee directors who are ineligible to receive grants of options under the 1993 Stock Option Plan while serving as members of the Committee. The Committee recommends actions to the Board regarding the annual compensation to be paid to the Chief Executive Officer ("CEO") and the other executive officers of the Company. The Committee seeks to establish competitive levels of compensation that reflect the performance of the Company which should relate to generating shareholder value. The following is a report submitted by the Committee addressing the Company's compensation policy as it relates to the Named Executive Officers for 1996.

BASE SALARY

     Compensation for 1996, including that of the CEO, was proposed by the CEO and ratified by the Compensation Committee. The factors considered by the CEO were subjective, such as his perception of the individual's performance and any planned change in functional responsibility. In reviewing the compensation proposed by the CEO, the Compensation Committee considered (i) the effects of inflation since the last salary determination, (ii) the performance of the executive officers in question and (iii) compensation levels at other similar insurance companies.

     The base salaries of executive officers are established on an individual basis. The CEO's salary was established prior to the Company's Initial Public Offering in 1993, and the CEO has not received an increase since that time, notwithstanding the Company's continued strong performance.

BONUSES

     In 1996, Messrs. Gohr and Grandstaff were each party to an annual employment agreement that paid each of them a profit-based formula bonus based upon the net (after-tax) income of the Company's non-standard automobile insurance operations.

     The Committee believes that performance-based compensation is an incentive for management to increase shareholder value. Similar programs are utilized by the Company to provide incentives for non-executive officers responsible for the Company's other profit-centers. In this regard, the Committee is considering a profit-based formula bonus plan for 1997 which covers all executive officers.

STOCK OPTIONS

     Under the Company's 1993 Stock Option Plan, previously approved by the Company's shareholders, the Committee may grant stock options to executive officers. The plan authorizes grants of options of Common Stock which vest over a period determined by the Committee. As with incentive bonuses, discretion is retained by the Committee to ultimately determine if any award should be made. Stock options are granted on an individual basis; and in 1996, Messrs. Mangold and Watson III received grants of 179,550 shares and 85,000 (25,000 plus 60,000) shares, respectively. The award and vesting of these options are not contingent on achievement of any specified performance targets, and provide a benefit to the executive only to the extent that there is appreciation in the market price of the Common Stock during the option period.

TAX POLICY

     The Committee is aware of the fact that federal income tax regulations limit the deductibility of certain executive compensation in excess of $1,000,000 per annum. Although no current executive officer's annual compensation exceeds this threshold, the Committee considers this factor in establishing executive compensation.

     The foregoing report has been approved by the members of the Compensation Committee of the Board of Directors.

                            Hector De Leon, Chairman

                           Christopher J. Murphy III

                                 Gary V. Woods

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The following non-employee directors comprised the Compensation Committee of the Board of Directors during 1996: Hector De Leon (Chairman), Gary V. Woods and Christopher J. Murphy III. Mr. De Leon is President and majority shareholder of the law firm of De Leon, Boggins & Icenogle, P.C., which represents the Company in Texas regulatory matters. Mr. Murphy is the President and Director of 1st Source Leasing, Inc. which provides a Capitalized Lease to Holdings. See "TRANSACTIONS WITH MANAGEMENT AND OTHERS."

                               PERFORMANCE GRAPH

     The following performance graph compares the performance of the Company's Common Stock to the S&P 500 Composite Index and to the S&P Property/Casualty Insurance Index. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at July 8, 1993 (date of the Company's Initial Public Offering) and that all dividends were reinvested. The Company's Common Stock was listed on the New York Stock Exchange on March 23, 1994 and prior to that date was quoted on the NASDAQ/NMS.

        Measurement Period           Titan Holdings,                             S&P
      (Fiscal Year Covered)               Inc.              S&P 500       Property/Casualty
July 8, 1993                                      100                100                100
Dec. 31, 1993                                     110                104                 91
Dec. 31, 1994                                     101                102                 93
Dec. 31, 1995                                     161                137                124
Dec. 31, 1996                                     198                164                148

Note: The stock price performance shown on the graph above is not necessarily indicative of future price performance.

                    TRANSACTIONS WITH MANAGEMENT AND OTHERS

     During 1996, there were certain transactions which occurred between the Company and certain executive officers and directors which are reported below. With respect to each transaction, the Company has determined that the terms of each arrangement were as fair as could have been obtained from unaffiliated persons.

INVESTMENT MANAGEMENT SERVICES

     E.B. Lyon, III, a Director of the Company, is the owner and President of Lyon Securities, Inc. ("LSI") and Stonegate Securities, Inc. ("Stonegate"). LSI manages certain portfolio investment assets of the Company pursuant to an Investment Management Agreement dated effective January 1, 1997 (the "Management Agreement"), between LSI and the Company. The Management Agreement is renewable annually for a fee equal to ten basis points (.1%) of the market value of the investments managed. During 1996, the Company accrued LSI aggregate fees of $165,412. LSI has also provided certain other investment banking services to the Company for which the Company paid LSI $60,000 in 1996. The Company also paid Stonegate $17,767 in 1996, as brokerage commissions for security trades executed on behalf of the Company. Mr. Lyon is also a principal of Tri-West Holdings, LLC ("Tri-West"), a company that acquires agencies and operates Direct Response Centers under contract with the Company. The Company has the option to purchase Tri-West's New Mexico agency at a future date.

CAPITAL LEASE OBLIGATION

     Christopher J. Murphy III, a Director of the Company, is the President and Director of 1st Source Leasing, Inc. ("1st Source"), a company to which Holdings has a capitalized lease obligation, which is secured by an aircraft. During 1996 the Company paid 1st Source $388,000 in principal and interest. The capital lease obligation equaled $1.8 million at December 31, 1996.

                        APPROVAL OF INDEPENDENT AUDITORS

                           (ITEM NO. 2 ON PROXY CARD)

     The Board of Directors desires to obtain the shareholders' ratification of the Audit Committee of the Board of Directors' appointment of KPMG Peat Marwick LLP as the Company's independent auditors to audit the consolidated financial statements of the Company for the year ending December 31, 1997. KPMG Peat Marwick LLP has been serving the Company in this capacity for the past twelve years. Representatives of KPMG Peat Marwick LLP will be present at the meeting to respond to appropriate questions from shareholders and will be given the opportunity to make a statement should they desire to do so. The proposal will be ratified if approved by the vote of a majority of the shares present in person or by proxy at the meeting, provided that the total shares present at the meeting constitute a quorum.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

                                 OTHER BUSINESS

                 SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Shareholders of the Company may submit proposals which they believe should be voted upon by the shareholders. The Commission has adopted regulations which govern the inclusion of such proposals in the Company's annual proxy materials. All such proposals must be submitted to the Secretary of the Company no later than November 25, 1997 in order to be considered for inclusion in the Company's 1998 proxy materials.

                                 MISCELLANEOUS

     The Board is not aware of any matters to come before the meeting other than the election of directors and to approve the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the succeeding year. If any other matter should come before the meeting, then the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

     The Company's Annual Report to Shareholders for the year ended December 31, 1996 is being furnished with this Proxy Statement to shareholders of record on March 21, 1997. The 1996 Annual Report to Shareholders does not constitute a part of the proxy soliciting material.

     The Company's Annual Report on Form 10-K, including the consolidated financial statements, required to be filed with the Commission pursuant to Rule 13a-1 of the Exchange Act, for fiscal year ended December 31, 1996 will be furnished without charge to any shareholder upon written request. A copy may be requested by writing to Ms. Anne Robertson, Investor Relations, Titan Holdings, Inc., P.O. Box 65100, San Antonio, Texas 78265.

                                VOTE OF PROXIES

     All shares represented by duly executed proxies will be voted FOR the election of the nominees named as directors unless authority to vote for the proposed slate of directors or any individual director has been withheld. If for any unforeseen reason any of such nominees should not be available as a candidate for director, the proxies will be voted in accordance with the authority conferred in the proxy for such other candidate or candidates as may be nominated by the Board of Directors. With respect to the proposal to approve KPMG Peat Marwick LLP as the Company's independent auditors all such shares will be voted FOR or AGAINST, or not voted, as specified on each proxy. If no choice is indicated, a proxy will be voted FOR the proposal to approve KPMG Peat Marwick LLP as the Company's independent auditors.

                                            By Order of the Board of Directors,

                                            Mark E. Watson III
                                            Secretary

Dated: March 27, 1997

                     TITAN HOLDINGS, INC. AND SUBSIDIARIES

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

GENERAL

     TITAN Holdings, Inc. ("Holdings" or "the Company") operates specialty property and casualty insurance companies and related service companies. Through its insurance subsidiaries (TITAN Indemnity Company and TITAN Insurance Company), Holdings provides non-standard automobile insurance in six states and property and casualty insurance for small to medium-sized cities, towns, counties and other public entities nationwide. Another wholly-owned subsidiary, Westchester Premium Acceptance Corporation, provides commercial property and casualty premium financing. The Company refers to its non-standard personal lines automobile insurance program collectively as "TITAN Auto" and the Public Entity program as "TITAN Public Entity".

     Public entity insurance is somewhat seasonal in that public entities tend to purchase insurance to coincide with the start of the fiscal years (typically January, July or October). Therefore, these months have historically produced the most premium volume for the Company. Non-standard automobile insurance does not tend to be highly seasonal.

     All prior period earnings per share data have been restated to reflect 5% stock dividends effected May 13, 1996 and June 1, 1995.

     The following section contains forward-looking statements regarding premium growth and other matters, which involve risks and uncertainties that may affect the Company's actual results of operations. The following important factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: claims frequency, claims severity, severe adverse weather conditions, economics, competitive pricing and the regulatory environment in which the Company operates.

RESULTS OF OPERATIONS

  Premiums Written

     Premium writings for the past two calendar years have increased approximately 25% annually. For the year ended December 31, 1996 premiums written totaled $172.8 million versus $138.4 million in 1995 and $109.8 million in 1994. The increase in premiums written is primarily attributable to TITAN Auto. For the three years ended December 31, 1996, 1995 and 1994, TITAN Auto premiums written were $106.4 million, $80.6 million and $56.4 million, respectively, representing growth of 32% in 1996 and 43% in 1995. TITAN Public Entity accounted for $61.2 million in premiums written in 1996 versus $53.7 million in 1995 and $47.4 million in 1994 representing increases of 14% and 13% respectively.

     During 1996, TITAN Auto's operations in Michigan and Arizona provided for a majority of the increase in non-standard automobile premiums written. Michigan premiums written increased 19% to $80.3 million in 1996 versus a 22% increase in 1995 to $67.4 million from $55.4 million in 1994. Arizona premiums written totaled $20.9 million in 1996, $13.2 million in 1995 and $1.0 million in 1994. The Arizona operations commenced in September of 1994 and in two full years of operation, 1996 versus 1995, premium writings increased by 58%. During 1996, TITAN Auto began underwriting operations, through acquisitions of independent insurance agencies which the Company converted into direct response centers, in Nevada (in the second quarter of 1996), Colorado and Texas (both in the third quarter of 1996) which accounted for $1.3 million, $2.1 million and $1.8 million, respectively in premiums written. In January 1997, TITAN Auto commenced underwriting operations in New Mexico through Tri-West Holdings Inc., ("Tri-West"), an independent company that acquires agencies and operates DRCs under contract with the Company. Tri-West writes New Mexico business exclusively for TITAN Auto and TITAN Auto has acquired an option to purchase Tri-West's New Mexico operation at a future time. TITAN Auto anticipates writing business in Indiana through Tri-West beginning May 1, 1997 and expects to enter other states through Tri-West in 1997 and beyond.

     The Company attributes the growth in Michigan to an increase in its agency force to in excess of 1,600 independent licensed agencies. In addition, TITAN Auto has formed strategic alliances with certain distributors of standard or preferred automobile insurance products in Michigan in 1996, which collectively contributed $9.0 million in premiums written. Management believes that TITAN Auto continues to be the largest voluntary writer of private passenger non-standard automobile insurance in the state of Michigan. Competition within Michigan has increased and the Company anticipates the competition to continue, which could negatively impact future growth in Michigan. The increase in TITAN Auto's Arizona premium writings is primarily attributable to the continued success of marketing through direct response centers. The Company anticipates continued growth for TITAN Auto through increased marketing for existing DRCs, independent agency expansion, new strategic alliances and future geographic expansion.

     TITAN Public Entity's consistent growth continued in 1996 as premiums written increased 14% to $61.2 million. For the year ended 1995 premiums written increased 13% to $53.7 million compared to $47.4 million in 1994. The increase resulted principally from states where additional state managers have been deployed to expand market coverage. In 1996, a new program, Horizon, was introduced providing a single, comprehensive package of coverages which simplifies the insurance policy for insureds and streamlines the underwriting and policy issuance processes. To further enhance TITAN Public Entity, the Company, in 1996, began offering a program to private schools and fire districts throughout the country and workers compensation insurance to its insureds in Pennsylvania. In 1996, workers compensation premiums written were not material to the Company and the majority of risk exposure associated with this line of coverage is ceded to a reinsurer. This workers compensation program will be expanded in 1997 to other states. TITAN Public Entity anticipates moderate growth in 1997 as the Company continues to be selective with its underwriting decisions in a highly competitive and price sensitive market.

  Premiums Ceded

     Premiums ceded represent the cost of reinsurance purchased by the Company which generally is a function of the amount of premiums written and the level of risk transferred to the reinsurer. Premiums ceded as a percent of premiums written for the years ended December 31, 1996, 1995 and 1994 were 6.1%, 8.0% and 9.6%, respectively. The reductions in reinsurance costs are attributable to the proportional increase in TITAN Auto's operations, which have lower reinsurance costs due to relatively low policy limits. The reductions in reinsurance costs are also attributable to a reduction in the Michigan Catastrophic Claims Association ("MCCA") assessment rate in early 1996 and a reduction in TITAN Public Entity's reinsurance premium rates associated with continued favorable experience and the Company increasing its net retentions. At the renewal of the public entity's casualty reinsurance contract effective January 1, 1996, the Company increased its net retention from $500,000 to $750,000 per occurrence for casualty risks, and effective April 1, 1996 the Company increased its net retention on public entity property risks from $200,000 to $500,000 per occurrence. Reinsurance costs for both TITAN Auto and TITAN Public Entity were reduced in 1995 compared to 1994 for the same reasons noted above.

     The Company expects premiums ceded as a percent of premiums written to continue to decline because of the growth in Titan Auto, increased retention and further reductions in the MCCA assessment rate.

  Premiums Earned

     Premiums earned are the result of net premiums written which are recognized as income on a pro rata basis over the terms of the respective insurance policies issued. Premiums earned increased approximately 30% for the second consecutive year to $152.5 in 1996 compared to $118.2 million in 1995 and $90.8 million in 1994. TITAN Auto earned premium increased to $93.9 million in 1996 versus $69.1 million in 1995 and $47.3 million in 1994. TITAN Public Entity earned premium for the three years ended 1996, 1995 and 1994 was $54.2 million, $44.9 million and $39.4 million, respectively. The increase in premiums earned is attributable to the overall increase in premiums written and reduced amounts ceded.

  Fee and Ceding Commission Income

     TITAN Auto's operations generate certain policy and installment billing fees which comprise the majority of fee and ceding commission income. Ceding commissions received from reinsurers represent the reimbursement of policy acquisition expenses or profit commissions based on loss experience. The increase in fee and ceding commission income of approximately $4.7 million, to $8.1 million in 1996, stems primarily from increased policy fee income associated with the growth in TITAN Auto's operations. The increase experienced in 1996 over 1995 is more significant than the increase in 1995 over 1994 due to the expansion of TITAN Auto's operations in 1996 into Arizona, Nevada, Texas and Colorado, where policy fees are more significant. TITAN Auto premiums written outside of Michigan exceeded $26 million in 1996 compared to approximately $13 million in 1995.

     The Company expects fee income to continue to increase in conjunction with the growth and expansion of its auto program into additional states.

  Net Investment Income

     Net investment income increased 27% in 1996 to $12.9 million from $10.2 million in 1995, versus a 34% increase in 1995 from $7.6 million in 1994. The increases in investment income for both 1996 and 1995 relate to a larger base of invested assets associated with cash provided by operations and, in the case of 1995, proceeds from the Company's November 1995 stock offering. The increase in 1995 was also attributable to a slight increase in the average yield of the Company's investment portfolio. The average yield of the investment portfolio for 1996, 1995 and 1994, was approximately 6.3%, 6.4% and 6.0%, respectively.

     The Company's invested assets are held primarily in fixed maturities and since 1994 interest rates have not significantly impacted the yield of the fixed maturity portfolio as a result of its relatively short duration. In 1996 the duration of the portfolio was 3.5 years compared to 3.0 years in 1995 and 3.3 years in 1994.

     Interest income from premium finance contracts increased to $2.5 million in 1996 from $1.6 million in 1995 and $0.9 million in 1994. Such increases are substantially attributable to increases in the amounts of premiums financed. During 1996 premiums financed increased 66% to $51.7 million versus $31.1 million in 1995 and $19.2 million in 1994.

  Combined Ratio

     The combined ratio is a measure of an insurance company's profitability from underwriting, and it has two components: a loss ratio and an expense ratio. On a GAAP basis, losses and loss expenses are expressed as a percentage of premiums earned ("loss ratio") and underwriting expenses are also expressed as a percentage of premiums earned ("expense ratio"). A combined ratio under 100% indicates an underwriting profit while a combined ratio over 100% indicates an underwriting loss.

     The Company's overall GAAP combined ratio decreased to 91.2% in 1996 from 92.2% in 1995 and 92.1% in 1994. Overall the loss ratio component has increased slightly to 62.4% in 1996 from 61.3% in 1995 and 57.7% in 1994 while the overall expense ratio component has decreased steadily to 28.8% in 1996 from 30.9% in 1995 and 34.4% in 1994.

     TITAN Auto's overall GAAP combined ratio increased somewhat for the year ended December 31, 1996 to 86.5% from 85.7% in 1995 due to an increase in the expense ratio component in 1996 to 27.8% from 26.9% in 1995. The slight increase in the expense ratio relates primarily to the development of DRCs and the associated advertising costs not initially offset by premium volume. Additionally, an increased proportion of corporate service costs were attributed to TITAN Auto in 1996 in connection with its extensive strategic development. TITAN Auto's loss ratio component remained constant in 1996 versus 1995 at approximately 58.8%. For the year ended 1995, compared to 1994, TITAN Auto's expense ratio decreased to 26.9% versus 32.1%. Such decrease stems primarily from the growth of TITAN Auto's Arizona operation. The Arizona operation generates significant policy fee income, consistent with the market, and this fee income is reflected as an offset to the expense ratio. Accordingly, the Arizona business is underwritten at a higher loss ratio relative to the Michigan market. The 1995 loss ratio increased to 58.8% compared to 56.3% in 1994.

     TITAN Public Entity's overall GAAP combined ratio remained fairly constant in 1996 at 96.4% compared to 96.6% in 1995 as an increase in the loss ratio was offset by improvement in the expense ratio. TITAN Public Entity's loss ratio in 1996 of 65.8% compared to 61.9% of a year ago was affected by development on prior accident years and the severe winter storms in the northeast United States in early 1996. The development on prior accident years relates to certain claims ultimately settled at amounts in excess of established loss reserves. Such development is limited to select liability lines of coverage and certain territories within public entity. Management of the Company has since modified underwriting criteria for such coverages and adjusted its reserving practices. The improvement in the expense ratio in 1996 to 30.6% from 34.7% in 1995 is due to the realignment of corporate service costs in 1996 and to reinsured losses incurred in 1995 that reduced the Company's profit commission from its reinsurer in 1995. During 1995 TITAN Public Entity's loss ratio increased to 61.9% from 60% in 1994, primarily due to increased claim frequency.

     The Company's strategic plan includes initiatives to further reduce operating expenses, primarily as they relate to TITAN Auto. Accordingly, the Company anticipates continued improvement in the expense ratio. This will enable the Company to underwrite TITAN Auto at a somewhat higher loss ratio and become more competitive in the marketplace while continuing its focus on profitability.

  Agents' Commissions

     Commissions paid to independent insurance agents represent the Company's most significant policy acquisition cost. The Company's trend of reducing this cost continued in 1996, evidenced by the fact that agents' commissions, as a percentage of premiums earned decreased to 11.8% in 1996 from 14.1% in 1995 and 17.3% in 1994. Such decreases relate primarily to the expansion of TITAN Auto's DRC operations which are not subject to commission expense. The Company anticipates this trend to continue as more direct response centers commence operations.

  Discontinued Programs

     The Company discontinued its involvement in an aviation program in 1993 and, effective January 1995, ceased its involvement in a contract surety program. In 1996, 1995 and 1994, the Company incurred underwriting losses of approximately $1.4 million, $1.2 million and $1.1 million, respectively, as a result of adverse development from these programs.

     In early 1997, the Company plans to execute a transaction that will transfer existing loss reserves and unearned premiums and cede 100% of future business, to a reinsurer, of its preferred automobile insurance program offered to educators in Minnesota. The educators program was not material to the Company in 1996, 1995 or 1994 and will not be significant in 1997.

  Amortization of Intangibles

     During 1996, intangible assets were capitalized as a result of acquisitions of independent insurance agencies in Texas, Colorado and Nevada. Intangible assets were also capitalized from 1992 through 1995 in connection with the Company's acquisition of TITAN Insurance Company and in 1994 and 1995 in connection with the acquisition of independent insurance agencies in Arizona and Michigan. Amortization of these amounts was $2.2 million, $1.2 million and $510,000 for the years ended December 31, 1996, 1995 and 1994, respectively. At December 31, 1996 unamortized costs were $21.2 million that relate to these acquisitions and will be amortized to future periods.

  Net Income

     Net income increased $3.6 million or 34% to $14.2 million from $10.6 million in 1995, versus a $1.5 million or 16% increase in 1995 over $9.1 million in 1994. On an operating basis, excluding the effects of net after-tax realized gains (losses), net operating income increased $3.0 million to $13.6 million from $10.6 million in 1995 versus a $1.4 million increase over $9.2 million in 1994.

     Net income per share in 1996 was $1.48 versus $1.33 in 1995 on approximately 21% more weighted average shares outstanding in 1996 compared to 1995. Net income per share was $1.16 in 1994 on approximately an equal amount of shares outstanding compared to 1995.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's insurance subsidiaries receive substantial cash from premiums and, to a lesser extent, investment income. The principal cash outflows are for the payment of claims, reinsurance premiums, policy acquisition costs and other operating expenses. Net cash provided by operating activities was $31.0 million in 1996 versus $36.3 million in 1995 and $22.2 million in 1994. The decrease in 1996 relates primarily to an elevated level of losses paid in 1996 compared to 1995 associated with the growth in TITAN Auto's operations and the proportionally shorter loss payout period relative to TITAN Public Entity operations.

     Net cash provided by financing activities includes borrowings under the Company's and WPAC's credit facility. In August of 1996 Holdings borrowed $10 million to increase the statutory surplus of the insurance companies and borrowed $2 million at various intervals throughout 1996 for working capital purposes. WPAC increased its outstanding borrowings from $7 million to $15.8 million to support its premium finance operations. Financing activities in 1995 included net proceeds from Holdings common stock offering of $20.7 million through which $11.5 million of debt was repaid, borrowings under Holdings' credit facility of $21.5 million ($20 million increased the statutory surplus of the insurance companies) and $4 million of borrowings under WPAC's facility.

     In July 1996, Holdings and WPAC entered into a $55 million credit facility with a group of banks, increasing the limit of the $45 million credit facility originally executed in August 1995. The 1996 credit facility includes a $10 million revolving line of credit ($2 million outstanding) until July 30, 2001 for Holdings' working capital purposes, a $20 million term loan ($20 million outstanding) utilized by the insurance companies to increase underwriting capacity, and a $25 million revolving credit facility available until July 30, 1997 for WPAC's premium finance operations. Management, in 1997, will evaluate the insurance companies' underwriting leverage ratio (net to premiums written as a function of statutory surplus) and evaluate whether additional financing is required to increase underwriting capacity. During 1997 management expects to utilize a portion of Holdings' $10 million revolving line of credit as necessary for working capital purposes. The term loan is payable in $4 million increments annually through 2001. The debt service in 1997, under the term loan, is anticipated to be repaid through dividends from the insurance companies to Holdings. WPAC's facility extends through July 30, 1997 at which time WPAC intends to renegotiate the line of credit for another year. In February 1997, WPAC acquired Elite Premium Services, Inc. ("Elite") for approximately $400,000 in cash and additional consideration to be determined as a function of future amounts financed through sources provided by Elite. Concurrent with the purchase, WPAC extended the limit of its facility to $50 million. At the date of purchase, WPAC increased its borrowings by approximately $11.5 million for finance contracts acquired from Elite. All other terms remained the same.

     The Company's insurance subsidiaries are subject to state insurance laws that restrict their ability to pay dividends. In 1997 Holdings could receive up to approximately $8.0 million in dividends without regulatory approval. Based on the current working capital of Holdings, management anticipates the payment of the dividends available without regulatory approval from the insurance companies to help meets its current liquidity needs, including its debt service obligations under the credit facility.

     In 1996, cash used by investing activities included TITAN Auto's purchase of certain net assets of independent insurance agencies of approximately $2.6 million in addition to approximately $6.7 million in contingent consideration paid related to the initial purchase of TITAN Insurance Company. The Company will make one final payment of contingent consideration in 1997 in the amount of approximately $2.5 million in connection with the purchase of Titan Insurance Company, which has been accrued for in full. In addition, TITAN Indemnity Company expended approximately $4.1 million on capital improvements to its home office building. The Company now occupies approximately one-third of the home office building, replacing previous facilities which were leased by the Company. Future capital improvements are anticipated to be insignificant to TITAN Indemnity Company.

IMPACT OF INFLATION

     The Company's operations, like those of other property and casualty insurers, are susceptible to the effects of inflation, as premiums are established before the ultimate amount of losses and loss adjustment expenses ("LAE") are known. Although management attempts to consider the potential effects of inflation while setting premiums, for competitive reasons such premiums may not fully compensate the Company for the effects of inflation. Public entity premium rates, by the nature of their derivation, generally respond to the effects of inflation since they are based in part upon a municipality's annual budget, which itself is susceptible to the effects of inflation. The Company also attempts to consider the impact of inflation on the payment of future losses and LAE when establishing reserves for unpaid losses and LAE. In addition, inflation may affect the rate of return and the market value of the Company's investment portfolio.

FUTURE APPLICATION OF ACCOUNTING STANDARDS

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" (FAS 128). FAS 128 establishes standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock. FAS 128 simplifies the computation of earnings per share previously required by APB Opinion No. 15, "Earnings per Share," replacing primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures. FAS 128 is effective for financial statements for both interim and annual periods ending after December 15, 1997. Earlier application is not permitted. FAS 128 requires restatement of all prior-period EPS data presented. The Company will adopt FAS 128 in the first quarter of 1997.

                     TITAN HOLDINGS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1996        1995
                                                              --------    --------
                                                                  IN THOUSANDS
                                      ASSETS

Investments:
  Fixed maturities available for sale, at market value
     (amortized cost: $145,990 and $112,309)................  $145,531    $112,990
  Fixed maturities held to maturity, at amortized cost
     (market value: $16,104 and $19,982)....................    16,114      19,871
     Equity securities available for sale, at market value
      (cost: $17,088 and $15,489)...........................    16,479      14,679
  Short-term investments, at cost which approximates market
     value..................................................       270       4,898
  Cash......................................................     3,682      11,008
  Premium finance contracts.................................    23,469      12,858
  Mortgage notes receivable.................................    15,935      12,281
  Other invested assets, net................................     3,313       5,273
                                                              --------    --------
          Total investments.................................   224,793     193,858
Receivables:
  Premiums due from agents and policyholders................    21,848      15,958
  Amounts due from reinsurers...............................    47,393      42,589
  Other.....................................................     4,917       2,984
Deferred tax assets, net....................................     4,427       4,586
Property and equipment, at cost less accumulated
  depreciation and amortization of $4,804 and $4,249........    18,852      11,083
Deferred policy acquisition costs...........................    12,498      10,086
Other assets................................................     6,032       5,174
Goodwill and non-competition agreements, net................    21,195      20,769
                                                              --------    --------
                                                              $361,955    $307,087
                                                              ========    ========

                       LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
  Reserve for unpaid losses and loss expenses...............  $141,871    $122,811
  Unearned premiums.........................................    55,333      45,178
  Notes payable and capitalized lease obligations...........    24,024      12,319
  Note payable -- premium finance subsidiary................    15,750       7,000
  Other liabilities.........................................    13,109      19,295
                                                              --------    --------
          Total liabilities.................................   250,087     206,603
                                                              --------    --------
Shareholders' equity:
  Preferred stock, $.01 par value. Authorized 5,000 shares;
     no shares issued or outstanding........................        --          --
  Common stock, $.01 par value. Authorized 40,000 shares;
     issued and outstanding: 1996 -- 9,521 shares;
     1995 -- 9,027 shares...................................        95          90
  Additional paid-in capital................................    62,141      54,274
  Retained earnings.........................................    50,054      46,137
  Net unrealized loss on investments, net of deferred tax
     benefit of $227 and $9.................................      (422)        (17)
                                                              --------    --------
          Total shareholders' equity........................   111,868     100,484
                                                              --------    --------
                                                              $361,955    $307,087
                                                              ========    ========

          See accompanying notes to consolidated financial statements.

                     TITAN HOLDINGS, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                  YEARS ENDED DECEMBER 31,
                                                             -----------------------------------
                                                               1996         1995         1994
                                                             ---------    ---------    ---------
                                                             IN THOUSANDS, EXCEPT PER SHARE DATA
Revenues and other income:
  Premiums written.........................................   $172,846     $138,435     $109,784
  Premiums ceded...........................................    (10,595)     (11,111)     (10,502)
                                                              --------     --------     --------
          Net premiums written.............................    162,251      127,324       99,282
  Increase in unearned premiums............................     (9,799)      (9,105)      (8,496)
                                                              --------     --------     --------
          Premiums earned..................................    152,452      118,219       90,786
  Fee and ceding commission income.........................      8,095        3,423        2,546
  Net investment income....................................     12,866       10,161        7,576
  Net realized gains (losses)..............................        883           39         (247)
                                                              --------     --------     --------
          Total revenues and other income..................    174,296      131,842      100,661
                                                              --------     --------     --------
Expenses:
  Losses and loss expenses.................................     95,087       72,443       52,439
  Agents' commissions......................................     17,914       16,697       15,694
  Other operating expenses.................................     40,596       27,416       19,681
                                                              --------     --------     --------
          Total expenses...................................    153,597      116,556       87,814
                                                              --------     --------     --------
          Income before income tax expense.................     20,699       15,286       12,847
                                                              --------     --------     --------
Income tax expense (benefit):
  Current..................................................      6,140        4,939        4,566
  Deferred.................................................        378         (223)        (782)
                                                              --------     --------     --------
          Total income tax expense.........................      6,518        4,716        3,784
                                                              --------     --------     --------
          Net income.......................................   $ 14,181     $ 10,570     $  9,063
                                                              ========     ========     ========
Net income per share.......................................   $   1.48     $   1.33     $   1.16
                                                              ========     ========     ========
Weighted average shares outstanding........................      9,613        7,928        7,793
                                                              ========     ========     ========

          See accompanying notes to consolidated financial statements.

                     TITAN HOLDINGS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                               NET
                                                                           UNREALIZED
                                  COMMON STOCK     ADDITIONAL              GAIN (LOSS)                  TOTAL
                                 ---------------    PAID-IN     RETAINED       ON        TREASURY   SHAREHOLDERS'
                                 SHARES   AMOUNT    CAPITAL     EARNINGS   INVESTMENTS    STOCK        EQUITY
                                 ------   ------   ----------   --------   -----------   --------   -------------
                                                                   IN THOUSANDS
Balances at December 31,
  1993.........................  7,164     $72      $31,212     $34,278      $   492     $    --      $ 66,054
Net income.....................     --      --           --       9,063           --          --         9,063
Net unrealized loss............     --      --           --          --       (5,283)         --        (5,283)
Dividends ($0.24 per share) to
  shareholders.................     --      --           --      (1,873)          --          --        (1,873)
Purchase of treasury stock, at
  cost.........................     --      --           --          --           --      (1,406)       (1,406)
Retirement of treasury stock...   (152)     (2)      (1,404)         --           --       1,406            --
                                 -----     ---      -------     -------      -------     -------      --------
Balances at December 31,
  1994.........................  7,012      70       29,808      41,468       (4,791)         --        66,555

Effect of stock dividend at
  June 1, 1995.................    351       3        3,809      (3,812)          --          --            --
Net income.....................     --      --           --      10,570           --          --        10,570
Net unrealized gain............     --      --           --          --        4,774          --         4,774
Common stock issued............  1,664      17       20,657          --           --          --        20,674
Dividends ($0.27 per share) to
  shareholders.................     --      --           --      (2,089)          --          --        (2,089)
                                 -----     ---      -------     -------      -------     -------      --------
Balances at December 31,
  1995.........................  9,027      90       54,274      46,137          (17)         --       100,484

Effect of stock dividend at May
  13, 1996.....................    451       4        7,384      (7,388)          --          --            --
Net income.....................     --      --           --      14,181           --          --        14,181
Net unrealized loss............     --      --           --          --         (405)         --          (405)
Common stock issued............     43       1          483          --           --          --           484
Dividends ($0.30 per share) to
  shareholders.................     --      --           --      (2,876)          --          --        (2,876)
                                 -----     ---      -------     -------      -------     -------      --------
Balances at December 31,
  1996.........................  9,521     $95      $62,141     $50,054      $  (422)    $    --      $111,868
                                 =====     ===      =======     =======      =======     =======      ========

          See accompanying notes to consolidated financial statements.

                     TITAN HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1996       1995       1994
                                                              --------   --------   --------
                                                                       IN THOUSANDS
Cash flows from operating activities:
  Net income................................................  $ 14,181   $ 10,570   $  9,063
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Receivables............................................   (12,627)   (10,974)   (12,530)
     Deferred income taxes..................................       378       (223)      (782)
     Deferred policy acquisition costs......................    (2,412)    (1,469)    (2,209)
     Reserve for unpaid losses and loss expenses............    19,060     24,406     21,891
     Unearned premiums......................................    10,155      9,959      2,964
     Depreciation and amortization..........................     1,329      1,137        776
     Other..................................................       972      2,860      3,012
                                                              --------   --------   --------
          Net cash provided by operating activities.........    31,036     36,266     22,185
                                                              --------   --------   --------
Cash flows from investing activities:
  Purchases of fixed maturities, available for sale.........   (90,897)   (43,152)   (27,574)
  Purchases of fixed maturities, held to maturity...........        --    (20,435)        --
  Purchases of equity securities............................   (11,193)   (12,148)    (9,661)
  Purchases of short-term investments.......................    (6,100)   (52,935)    (3,722)
  Premium finance contracts funded..........................   (51,709)   (31,092)   (19,197)
  Mortgage notes funded.....................................    (4,978)    (3,622)    (5,768)
  Proceeds from fixed maturities, available for sale:
     Sales before maturity..................................    43,094     16,867     23,482
     At maturity............................................    13,825      5,970      2,600
  Proceeds from fixed maturities, held to maturity, called
     by issuer..............................................     3,500        515         --
  Proceeds from sales of equity securities..................    10,214     11,903      6,539
  Proceeds from sales and maturities of short-term
     investments............................................    10,728     49,403      7,557
  Principal payments on premium finance contracts...........    41,098     27,233     16,417
  Payable for securities....................................        --     (2,967)     2,967
  Businesses acquired in purchase transactions net of cash
     acquired, and contingent consideration paid............    (9,251)    (6,234)    (4,232)
  Purchases of property and equipment.......................    (9,464)    (4,125)    (5,179)
  Other.....................................................     4,708     (2,178)    (1,218)
                                                              --------   --------   --------
          Net cash used by investing activities.............   (56,425)   (66,997)   (16,989)
                                                              --------   --------   --------
Cash flows from financing activities:
  Proceeds from borrowings..................................    12,000     21,500         --
  Net proceeds from borrowings -- premium finance
     subsidiary.............................................     8,750      4,000      2,665
  Repayments of borrowings..................................      (295)   (11,795)      (281)
  Proceeds from sale of common stock, net...................       484     20,674         --
  Payment of dividends......................................    (2,876)    (2,089)    (1,873)
  Purchase of treasury stock................................        --         --     (1,406)
                                                              --------   --------   --------
     Net cash provided (used) by financing activities.......    18,063     32,290       (895)
                                                              --------   --------   --------
     Net (decrease) increase in cash........................    (7,326)     1,559      4,301
Cash:
  Beginning of year.........................................    11,008      9,449      5,148
                                                              --------   --------   --------
  End of year...............................................  $  3,682   $ 11,008   $  9,449
                                                              ========   ========   ========

          See accompanying notes to consolidated financial statements.

                     TITAN HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A. GENERAL

     TITAN Holdings, Inc. ("Holdings") operates specialty property and casualty insurance companies and related service companies. Through its insurance subsidiaries (TITAN Indemnity Company and TITAN Insurance Company), Holdings, provides non-standard automobile insurance in six states and property and casualty insurance for small to medium-sized cities, towns, counties and other public entities nationwide. Another wholly-owned subsidiary (Westchester Premium Acceptance Corporation) provides commercial property and casualty premium financing.

     For the year ended December 31, 1996, non-standard automobile and public entity represented 62% and 35% of total premiums written, respectively. Premium writings are also concentrated as 76% of non-standard automobile premiums written are from Michigan and 79% of public entity premiums come from eight states.

     In November 1995, a stock offering was completed for 1,643,600 shares at $13.50 per share which resulted in net proceeds of $20,449,000 (after offering expenses). The proceeds of this offering were principally used to increase the underwriting capacity of TITAN Indemnity Company and TITAN Insurance Company, to repay debt and for working capital purposes.

     The preparation of financial statements in conformity with generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

B. PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Holdings and the following subsidiaries:

  TITAN Indemnity Company:

     TITAN Indemnity Company ("TITAN Indemnity"), a wholly-owned subsidiary of Holdings, is a Texas domiciled property and casualty insurer, admitted as an insurer in 47 states and the District of Columbia. TITAN Indemnity underwrites insurance for public entities nationwide and non-standard private passenger automobile insurance in Texas, Colorado, Nevada and New Mexico.

  TITAN Insurance Company:

     TITAN Insurance Company ("TITAN Insurance"), a wholly-owned subsidiary of TITAN Indemnity, is a Michigan domiciled property and casualty insurer, also admitted as an insurer in Arizona. TITAN Insurance underwrites nonstandard private passenger automobile insurance in Michigan and Arizona.

  Westchester Premium Acceptance Corporation:

     Westchester Premium Acceptance Corporation ("WPAC"), a wholly-owned subsidiary of TITAN Indemnity, is a Texas corporation, eligible to transact premium finance business in 37 states.

     All significant intercompany transactions and balances have been eliminated in consolidation.

C. INVESTMENTS

     Holdings' fixed maturities are considered to be either available for sale or held to maturity, based upon management's intent at the time of purchase. Fixed maturities categorized as available for sale are marked to market, with the resulting adjustments, net of deferred income taxes, reported as a component of shareholders'

                     TITAN HOLDINGS, INC. AND SUBSIDIARIES
equity until realized. Fixed maturities categorized as held to maturity are carried at amortized cost without recognition of gains or losses that are deemed to be temporary because Holdings has both the intent and ability to hold these investments until they mature. All equity securities are available for sale and marked to market. Realized gains and losses on investments are credited/charged to income and are determined on a "first-in, first-out" basis.

     Mortgage notes receivable and premium finance contracts are carried at unpaid balances. Management, considering current information and events regarding the borrowers' ability to repay their obligations, considers a loan to be impaired when it is probable that Holdings will be unable to collect all amounts due according to the original contractual terms of the note agreement. When a loan, in management's judgment, becomes impaired, interest income is subsequently recognized only to the extent of cash payments received.

     Management maintains allowances for mortgage notes receivable and premium finance contracts at a level which management believes is adequate to absorb potential losses in the portfolios. The allowances are based on an evaluation of the notes, past loss experience, current economic conditions, volume, growth and other relevant factors.

D. RESERVE FOR UNPAID LOSSES AND LOSS EXPENSES

     The reserve for unpaid losses and loss expenses is undiscounted and represents case-basis estimates of reported losses and estimates based on certain actuarial assumptions regarding the past experience of unreported losses. Estimated amounts of salvage and subrogation are deducted from the reserve for unpaid losses and loss expenses. Management believes that the reserve for unpaid losses and loss expenses is adequate to cover the ultimate liability. However, such estimate may be more or less than the amount ultimately paid when the claims are finally settled.

E. REVENUE RECOGNITION

     Insurance premium income is recognized on a pro rata basis over the respective terms of the policies. Policy acquisition costs net of ceding commissions are similarly deferred and amortized to income.

     Reinsurance arrangements are short-duration prospective contracts for which prepaid reinsurance premiums are amortized ratably over the related policy terms based on the estimated ultimate amounts to be paid. Premiums ceded for contracts with retrospective adjustment features are calculated based upon the related estimated incurred losses and loss expenses including a provision for unreported losses.

F. PROPERTY AND EQUIPMENT

     Property and equipment stated at cost, less accumulated depreciation, consist primarily of a home office building and adjacent plaza (purchased in 1994), furniture and equipment. Equipment under capital lease obligations is stated at the present value of the minimum lease payments at the beginning of the lease term. Depreciation and amortization is primarily computed using the straight-line method over the estimated useful lives or lease terms, ranging from 3 to 10 years for equipment and 39 years for the home office building.

G. INCOME TAXES

     Holdings accounts for income taxes under an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in Holdings' financial statements or federal tax returns. In estimating future tax consequences, Holdings generally considers all expected future events other than enactments of changes in the tax laws or rates.

                     TITAN HOLDINGS, INC. AND SUBSIDIARIES

H. GOODWILL AND NON-COMPETITION AGREEMENTS

     The excess of cost over net assets purchased relating to business acquisitions are being amortized on a straight-line basis over periods ranging from 7 to 25 years and the amounts capitalized relative to non-competition agreements are being amortized on a straight-line basis over their respective terms. The carrying value of goodwill and non-competition agreements is periodically reviewed by Holdings and based on this review no material impairment exists at December 31, 1996.

     Through its wholly-owned subsidiaries, Holdings has also acquired the net assets of independent insurance agencies. The results of operations of these agencies have been included in the accompanying consolidated financial statements since the date of these acquisitions.

I. CASH EQUIVALENTS

     Holdings considers all certificates of deposit, United States government securities and commercial paper with original maturities of three months or less to be cash equivalents. At December 31, 1996 and 1995, there were no investments in cash equivalents.

J. NET INCOME PER SHARE

     Net income per share is computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents (relating to stock options and warrants) outstanding during the year, calculated on a daily basis. The weighted average number of shares outstanding for all periods presented has been retroactively adjusted for the effects of 5% stock dividends effected on May 13, 1996 and June 1, 1995.

K. STOCK COMPENSATION PLANS

     Holdings adopted Statement of Financial Accounting Standard No. 123 (SFAS
123), "Accounting for Stock-Based Compensation," and has elected to continue utilizing the intrinsic value method required under provisions of APB Opinion No. 25 (APB 25) and related Interpretations in measuring stock-based compensation for employees. In addition, SFAS 123 requires Holdings to make pro forma disclosures of net income and net income per share as if the fair value method of accounting for stock based compensation had been applied. See note 14 to the consolidated financial statements. The disclosure provisions of SFAS 123 are effective for options granted in fiscal years beginning in 1995.

L. FINANCIAL STATEMENT PRESENTATION

     Certain amounts in the consolidated financial statements for prior years have been reclassified to conform with the current year's presentation.

                     TITAN HOLDINGS, INC. AND SUBSIDIARIES

2. INVESTMENTS

A. INVESTMENT INCOME

     Major categories of investment income are as follows:

                                                           YEARS ENDED DECEMBER 31,
                                                         ----------------------------
                                                          1996       1995       1994
                                                         -------    -------    ------
                                                                 IN THOUSANDS
Fixed maturities, available for sale...................  $ 6,963    $ 5,542    $4,725
Fixed maturities, held to maturity.....................      950        366        --
Equity securities......................................      949        823       983
Short-term investments and cash and cash equivalents...      696      1,044       510
Premium finance contracts..............................    2,517      1,551       880
Mortgage notes receivable..............................    1,785      1,091       680
Other invested assets..................................       53        111       173
                                                         -------    -------    ------
          Total investment income......................   13,913     10,528     7,951
Less investment expenses...............................    1,047        367       375
                                                         -------    -------    ------
          Net investment income........................  $12,866    $10,161    $7,576
                                                         =======    =======    ======

B. REALIZED AND NET UNREALIZED GAINS AND LOSSES ON INVESTMENTS

     Realized gains (losses) and changes in net unrealized losses are as follows:

                                                            YEARS ENDED DECEMBER 31,
                                                           --------------------------
                                                            1996      1995     1994
                                                           -------   ------   -------
                                                                  IN THOUSANDS
Realized gains (losses):
  Fixed maturities, available for sale...................  $   231   $   42   $  (304)
  Fixed maturities, held to maturity (called by
     issuer).............................................      (14)      (8)       --
  Equity securities......................................      643        5        55
                                                           -------   ------   -------
          Net realized gains (losses)....................  $   860   $   39   $  (249)
                                                           =======   ======   =======
(Increase) decrease in net unrealized losses:
  Fixed maturities, available for sale...................  $(1,140)  $4,461   $(4,754)
  Fixed maturities, held to maturity.....................     (121)     111        --
  Equity securities and other invested assets............      516    1,518    (2,101)
                                                           -------   ------   -------
          Total (increase) decrease in net unrealized
            losses.......................................  $  (745)  $6,090   $(6,855)
                                                           =======   ======   =======

                     TITAN HOLDINGS, INC. AND SUBSIDIARIES

C. SUMMARY OF INVESTMENTS

     The amortized cost and estimated market values of investments in fixed maturities at December 31, 1996 are as follows:

                                                           GROSS        GROSS      ESTIMATED
                                             AMORTIZED   UNREALIZED   UNREALIZED    MARKET
                                               COST        GAINS        LOSSES       VALUE
                                             ---------   ----------   ----------   ---------
                                                              IN THOUSANDS
Available for Sale
  U.S. Government agencies and
     authorities...........................  $ 92,551       $110        $  976     $ 91,685
  States and political subdivisions........    39,446        452           132       39,766
  Collateralized mortgage obligations......     9,239         72            35        9,276
  Corporate securities.....................     4,754         70            20        4,804
                                             --------       ----        ------     --------
          Total fixed maturities, available
            for sale.......................  $145,990       $704        $1,163     $145,531
                                             ========       ====        ======     ========

                                                            GROSS        GROSS      ESTIMATED
                                              AMORTIZED   UNREALIZED   UNREALIZED    MARKET
                                                COST        GAINS        LOSSES       VALUE
                                              ---------   ----------   ----------   ---------
                                                               IN THOUSANDS
Held to Maturity
  U.S. Government agencies and
     authorities............................   $ 4,048       $--          $12        $ 4,036
  States and political subdivisions.........    12,066        46           44         12,068
                                               -------       ---          ---        -------
          Total fixed maturities, held to
            maturity........................   $16,114       $46          $56        $16,104
                                               =======       ===          ===        =======

     The amortized cost and estimated market values of investments in fixed maturities, at December 31, 1995 are as follows:

                                                           GROSS        GROSS      ESTIMATED
                                             AMORTIZED   UNREALIZED   UNREALIZED    MARKET
                                               COST        GAINS        LOSSES       VALUE
                                             ---------   ----------   ----------   ---------
                                                              IN THOUSANDS
Available for Sale
  U.S. Government agencies and
     authorities...........................  $ 60,503      $  262        $216      $ 60,549
  States and political subdivisions........    38,179         648         150        38,677
  Collateralized mortgage obligations......     6,949          89          94         6,944
  Corporate securities.....................     6,678         178          36         6,820
                                             --------      ------        ----      --------
          Total fixed maturities, available
            for sale.......................  $112,309      $1,177        $496      $112,990
                                             ========      ======        ====      ========

                                                          GROSS         GROSS       ESTIMATED
                                           AMORTIZED    UNREALIZED    UNREALIZED     MARKET
                                             COST         GAINS         LOSSES        VALUE
                                           ---------    ----------    ----------    ---------
                                                              IN THOUSANDS
Held to Maturity
  U.S. Government agencies and
     authorities.........................   $ 7,565        $ 63          $--         $ 7,628
  States and political subdivisions......    12,306          67           19          12,354
                                            -------        ----          ---         -------
          Total fixed maturities, held to
            maturity.....................   $19,871        $130          $19         $19,982
                                            =======        ====          ===         =======

                     TITAN HOLDINGS, INC. AND SUBSIDIARIES

     The amortized cost and estimated market values of fixed maturities, at December 31, 1996, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because some borrowers have the right to prepay obligations with or without prepayment penalties.

                                                                           ESTIMATED
                                                              AMORTIZED     MARKET
                                                                COST         VALUE
                                                              ---------    ---------
                                                                   IN THOUSANDS
Available for sale
  Due in one year or less...................................  $ 10,360     $ 10,384
  Due after one year through five years.....................    73,007       72,803
  Due after five years through ten years....................    44,368       43,964
  Due after ten years.......................................     9,016        9,104
  Collateralized mortgage obligations.......................     9,239        9,276
                                                              --------     --------
                                                              $145,990     $145,531
                                                              ========     ========

                                                                           ESTIMATED
                                                              AMORTIZED     MARKET
                                                                COST         VALUE
                                                              ---------    ---------
                                                                   IN THOUSANDS
Held to Maturity
  Due in one year or less...................................   $ 2,103      $ 2,112
  Due after one year through five years.....................     6,444        6,434
  Due after five years through ten years....................     1,451        1,455
  Due after ten years.......................................     6,116        6,103
                                                               -------      -------
                                                               $16,114      $16,104
                                                               =======      =======

     At December 31, 1996, approximately 95% of the fixed maturity portfolio was rated A- or above by Moody's Investors Services, Inc. or Standard and Poor's Corporation.

     Gross realized gains and losses on sales of fixed maturities, available for sale, are as follows:

                                                                  YEARS ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                              1996   1995   1994
                                                              ----   ----   -----
                                                                 IN THOUSANDS
Gross realized gains........................................  $284   $296   $  24
Gross realized losses.......................................    53    254     328
                                                              ----   ----   -----
          Net realized gains (losses).......................  $231   $ 42   $(304)
                                                              ====   ====   =====

     Gross realized losses on fixed maturities, held to maturity, that were called by issuers, were $14,000 and $8,000 in 1996 and 1995 respectively.

     The cost and estimated market values of investments in equity securities at December 31, 1996 are as follows:

                                                        GROSS         GROSS       ESTIMATED
                                                      UNREALIZED    UNREALIZED     MARKET
                                            COST        GAINS         LOSSES        VALUE
                                           -------    ----------    ----------    ---------
                                                             IN THOUSANDS
Common stocks............................  $ 3,442       $ 71          $426        $ 3,087
Nonredeemable preferred stocks...........   13,646        107           361         13,392
                                           -------       ----          ----        -------
          Total equity securities........  $17,088       $178          $787        $16,479
                                           =======       ====          ====        =======

                     TITAN HOLDINGS, INC. AND SUBSIDIARIES

     The cost and estimated market values of investments in equity securities at December 31, 1995 are as follows:

                                                        GROSS         GROSS       ESTIMATED
                                                      UNREALIZED    UNREALIZED     MARKET
                                            COST        GAINS         LOSSES        VALUE
                                           -------    ----------    ----------    ---------
                                                             IN THOUSANDS
Common stocks............................  $ 4,935       $ 58          $590        $ 4,403
Nonredeemable preferred stocks...........   10,554        127           405         10,276
                                           -------       ----          ----        -------
          Total equity securities........  $15,489       $185          $995        $14,679
                                           =======       ====          ====        =======

D. PREMIUM FINANCE CONTRACTS

     Premium finance contracts consist of loans made on insurance policies issued by the following insurers:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1996       1995
                                                              -------    -------
                                                                 IN THOUSANDS
Other insurers..............................................  $20,743    $10,437
TITAN Indemnity Company.....................................    2,726      2,421
                                                              -------    -------
          Total premium finance contracts, net..............  $23,469    $12,858
                                                              =======    =======

     Premium finance contracts are secured by the unearned premium reserve related to the financed policies. The insured's coverage can be canceled by contractual right if the insured fails to make timely payments under its premium finance contract and the proceeds from the canceled policy can be used to pay off the unpaid balance. At December 31, 1996 and 1995, total premium finance contracts are net of an allowance for doubtful accounts of approximately $127,000 and $157,000, respectively.

     WPAC offers premium financing to third-party insureds and may advance funds for financed premiums to independent agents who represent third-party insurers. If remittance is not made by the agency to the third-party insurer, advances made by WPAC may only be recoverable to the extent the agent's receipt of such advances is deemed to be received by the third-party insurer. Premium financing which WPAC offers to TITAN Indemnity Company's public entity insureds does not involve any credit risk since no funds are advanced to outside parties and WPAC is entitled to receive the unearned premiums on the financed policies upon cancellation.

                     TITAN HOLDINGS, INC. AND SUBSIDIARIES

E. MORTGAGE NOTES RECEIVABLE

     Mortgage notes receivable are principally first liens on commercial properties. There have been no foreclosures nor are any of the notes subject to delinquent interest.

     A summary of mortgage notes receivable, by location, is as follows:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1996       1995
                                                              -------    -------
                                                                 IN THOUSANDS
Bexar County, Texas.........................................  $ 7,534    $ 6,816
Dallas County, Texas........................................    6,292      5,072
Travis County, Texas........................................      992         --
Bell County, Texas..........................................      128         --
Arizona.....................................................      721         --
Colorado....................................................      388        393
                                                              -------    -------
Total mortgage notes receivable.............................   16,055     12,281
Loan loss reserve...........................................     (120)        --
                                                              -------    -------
          Total mortgage notes receivable, net..............  $15,935    $12,281
                                                              =======    =======

F. RESTRICTIONS

     At December 31, 1996, TITAN Indemnity and TITAN Insurance (the "insurance companies") had investments with a carrying value of $9,042,000 on deposit with various state insurance departments as a requirement of doing business in such states.

3. REINSURANCE

     In the ordinary course of business, the insurance companies reinsure certain risks with other insurance organizations to provide greater diversification of risk and minimize exposure on larger risks. Although reinsurance agreements contractually obligate the insurance companies' reinsurers to reimburse the insurance companies for their proportionate share of losses, they do not discharge the primary liability of the insurance companies. The insurance companies are contingently at risk for the ceded amount of reserves for unpaid losses and loss expenses and unearned premiums in the event the assuming insurance organizations are unable to meet their contractual obligations.

     The insurance companies are currently reinsured under separate treaties for their different lines of business, resulting in the following net retentions per occurrence:

                                                       PRIMARY     EXCESS
                                                       POLICIES   POLICIES    TOTAL
                                                       --------   --------   --------
Non-standard automobile..............................  $440,000   $     --   $440,000
Public entity:
  Property...........................................   500,000         --    500,000
  Liability..........................................   750,000    150,000    900,000
  Workers compensation...............................   300,000         --    300,000

     TITAN Insurance collects and remits a mandatory statutory assessment from its Michigan non-standard automobile policyholders in order to obtain reimbursement for personal injury protection on losses (exclusive of loss expenses) in excess of $250,000 from the Michigan Catastrophic Claims Association (the "MCCA").

                     TITAN HOLDINGS, INC. AND SUBSIDIARIES

     Holdings reflects amounts related to ceded unpaid losses and loss expenses as amounts due from reinsurers and amounts related to ceded unearned premiums as prepaid reinsurance premiums in its consolidated financial statements.

     The amounts due from reinsurers and prepaid reinsurance premiums at December 31, 1996 totaled $49,665,000 with two reinsurers (the MCCA and Munich American Reinsurance Company) accounting for approximately 96% of the balance. On a continual basis, Holdings conducts a review of its reinsurers considering a number of factors, the most critical of which is their financial stability. As a result of such reviews, Holdings reevaluates its position with reinsurers with respect to existing and future reinsurance.

     Amounts due from reinsurers consist of amounts related to the following:

                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                  1996             1995
                                                              -------------    -------------
                                                                       IN THOUSANDS
Paid losses and loss expenses...............................     $ 2,697          $ 1,942
Unpaid losses and loss expenses.............................      44,101           39,787
Other.......................................................         595              860
                                                                 -------          -------
          Total.............................................     $47,393          $42,589
                                                                 =======          =======

     Ceded premiums earned and reinsurance recoveries on losses and loss expenses are as follows:

                                                                 YEARS ENDED DECEMBER 31,
                                                      -----------------------------------------------
                                                          1996             1995             1994
                                                      -------------    -------------    -------------
                                                                       IN THOUSANDS
Ceded premiums earned...............................    $ 10,240         $ 10,266          $16,022
Reinsurance recoveries on losses and loss
  expenses..........................................      10,488           14,748           18,260

     An analysis of net premiums written is summarized as follows:

                                                                 YEARS ENDED DECEMBER 31,
                                                      -----------------------------------------------
                                                          1996             1995             1994
                                                      -------------    -------------    -------------
                                                                       IN THOUSANDS
Direct:
  Non-standard automobile...........................    $104,613         $ 80,607          $56,410
  Public entity.....................................      61,130           53,569           47,316
  Other.............................................       5,238            4,173            5,940
Assumed.............................................       1,865               86              118
Ceded:
  Non-standard automobile...........................      (4,313)          (5,531)          (5,409)
  Public entity.....................................      (5,483)          (5,092)          (4,087)
  Other.............................................        (799)            (488)          (1,006)
                                                        --------         --------          -------
          Net premiums written......................    $162,251         $127,324          $99,282
                                                        ========         ========          =======
Percentage of premiums assumed to net premiums
  written...........................................       1.15%            0.10%            0.10%
                                                        ========         ========          =======

                     TITAN HOLDINGS, INC. AND SUBSIDIARIES

4. INCOME TAXES

     Holdings files a consolidated federal income tax return. The differences between the statutory tax rate and the "effective" tax rate are summarized below:

                                                                  YEARS ENDED
                                                                  DECEMBER 31,
                                                              --------------------
                                                              1996    1995    1994
                                                              ----    ----    ----
Statutory rate..............................................    35%     35%     34%
Non-taxable investment income...............................    (3)     (5)     (5)
Other.......................................................    (1)      1      --
                                                               ---     ---     ---
          Actual "effective" rate...........................    31%     31%     29%
                                                               ===     ===     ===

     The tax effect of temporary differences that give rise to deferred tax assets and deferred tax liabilities are as follows:

                                                                DECEMBER 31,
                                                              ----------------
                                                               1996      1995
                                                              ------    ------
                                                                IN THOUSANDS
Deferred tax assets:
  Discounting of reserve for unpaid losses and loss expenses
     for tax purposes.......................................  $5,665    $4,720
  Unearned premium deductions for tax purposes..............   3,705     2,933
  Net unrealized losses on investments......................     227         9
  Other.....................................................     285       564
                                                              ------    ------
          Total deferred tax assets.........................   9,882     8,226
                                                              ------    ------
Deferred tax liabilities:
  Net deferred policy acquisition costs.....................   4,374     3,429
  Interest on contingent consideration......................     919        --
  Other.....................................................     162       211
                                                              ------    ------
          Total deferred tax liabilities....................   5,455     3,640
                                                              ------    ------
          Deferred tax assets, net..........................  $4,427    $4,586
                                                              ======    ======

     Management of Holdings believes that a valuation allowance with respect to the realization of the total deferred tax assets is not necessary due to the reversal of the gross deferred tax liability and the application of the carryback provisions under the Internal Revenue Code. Holdings has not incurred a loss for financial reporting purposes or federal income tax purposes since inception, and management believes the existing net deductible temporary differences will reverse during periods in which net taxable income is generated. Accordingly, management believes it is more likely than not that Holdings will fully realize total deferred tax assets, but management cannot assure that Holdings will generate net income or any specific level of income in future years.

     Total federal income tax payments of $8,112,000, $4,243,000 and $4,965,000 were made during 1996, 1995 and 1994, respectively.

     At December 31, 1996, current income taxes receivable of $1,602,000 are included in other receivables and at December 31, 1995, current income taxes payable of $460,000 are included in other liabilities.

5. STATUTORY INSURANCE ACCOUNTING PRINCIPLES

     TITAN Indemnity and TITAN Insurance are required to prepare financial statements with their domiciliary states of Texas and Michigan, respectively, in accordance with statutory insurance accounting

                     TITAN HOLDINGS, INC. AND SUBSIDIARIES
principles ("SAP") prescribed or permitted by these states. The insurance companies are not utilizing any material accounting methods that are permitted by state insurance agencies which are not prescribed statutory accounting practices. The accounting principles used to prepare statutory basis financial statements differ from GAAP.

     A reconciliation of statutory policyholders' surplus at December 31, 1996 and 1995 and statutory net income for the years ended December 31, 1996, 1995 and 1994 of the insurance companies (as filed with their respective insurance regulatory authorities) to the amounts shown in the accompanying consolidated financial statements are as follows:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1996        1995
                                                              --------    --------
                                                                  IN THOUSANDS
Statutory policyholders' surplus............................  $ 80,325    $ 58,812
  Assets non-admitted for SAP...............................    17,809      19,545
  Deferred policy acquisition costs capitalized for GAAP....    12,498      10,086
  Deferred income taxes recorded for GAAP...................     4,494       4,568
  Liabilities required for SAP in excess of those required
     for GAAP...............................................     8,439       4,920
                                                              --------    --------
       Shareholders' equity of insurance company
          subsidiaries based on GAAP........................   123,565      97,931
  (Deficit) equity attributable to non-insurance company
     parent and subsidiaries, net of consolidating
     entries................................................   (11,697)      2,553
                                                              --------    --------
          Total shareholders' equity per accompanying
            consolidated balance sheets.....................  $111,868    $100,484
                                                              ========    ========

                                                           YEARS ENDED DECEMBER 31,
                                                         ----------------------------
                                                          1996       1995       1994
                                                         -------    -------    ------
                                                                 IN THOUSANDS
Statutory net income...................................  $13,789    $ 9,882    $6,610
  Deferred income taxes recorded for GAAP..............     (287)       284       736
  Change in deferred policy acquisition costs
     capitalized for GAAP..............................    2,412      1,469     2,209
  Other................................................      829        760       (95)
                                                         -------    -------    ------
  Combined net income of insurance company subsidiaries
     based on GAAP.....................................   16,743     12,395     9,460
  Net loss attributable to non-insurance parent and
     subsidiaries......................................   (2,562)    (1,825)     (397)
                                                         -------    -------    ------
       Net income per accompanying consolidated
          statements of income.........................  $14,181    $10,570    $9,063
                                                         =======    =======    ======

     TITAN Indemnity is required by the Texas Department of Insurance to maintain capital and surplus of $2,000,000 and TITAN Insurance is required by the Michigan Insurance Bureau to maintain capital and surplus in an amount determined adequate by the commissioner, but not less than $1,000,000.

     In 1992, TITAN Indemnity underwent a financial examination by the Texas Department of Insurance through the period ended June 30, 1992. TITAN Insurance was examined by the Michigan Insurance Bureau through the period ended December 31, 1994.

     Regulations that affect Holdings and the insurance industry are often the result of the National Association of Insurance Commissioners ("the NAIC"). The NAIC is an association of state insurance commissioners, regulators and support staff that acts as a coordinating body for the state insurance regulatory process. In 1994 the NAIC established new risk-based capital ("RBC") requirements to assist regulators in

                     TITAN HOLDINGS, INC. AND SUBSIDIARIES
monitoring the financial strength and stability of property and casualty insurers. Under the NAIC requirements, each insurer must maintain its total capital and surplus above a calculated threshold or take corrective measures to achieve the threshold. The insurance companies have calculated their RBC levels and have determined that their capital and surplus are in excess of the threshold requirements.

6. DEFERRED POLICY ACQUISITION COSTS

     The costs of acquiring new and renewal business, which vary with and are directly related to the production of such business, have been deferred to the extent that such costs are deemed recoverable from future unearned premiums and anticipated investment income. Information related to deferred policy acquisition costs is summarized as follows:

                                                          YEARS ENDED DECEMBER 31,
                                                       ------------------------------
                                                         1996       1995       1994
                                                       --------   --------   --------
                                                                IN THOUSANDS
Net asset balance, beginning of period...............  $ 10,086   $  8,617   $  6,408
Amounts deferred:
  Commissions to agents..............................    21,324     16,373     17,255
  Taxes and fees.....................................     3,382      3,607      2,653
  Other underwriting costs...........................    16,590     13,695      7,787
                                                       --------   --------   --------
                                                         41,296     33,675     27,695
  Fee and ceding commission income...................    (5,007)    (3,140)      (292)
                                                       --------   --------   --------
     Net amounts deferred............................    36,289     30,535     27,403
                                                       --------   --------   --------
Net amortization.....................................   (33,877)   (29,066)   (25,194)
                                                       --------   --------   --------
     Net asset balance, end of period................  $ 12,498   $ 10,086   $  8,617
                                                       ========   ========   ========

7. NOTES PAYABLE AND CAPITALIZED LEASE OBLIGATIONS

     Notes payable and capitalized lease obligations consist of the following:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1996       1995
                                                              -------    -------
                                                                 IN THOUSANDS
Term loan at various interest rates (from 6.76% to 7.2%),
  due in installments through October 30, 2001, secured by
  the common stock of TITAN Indemnity.......................  $20,000    $10,000
$10,000,000 revolving line of credit, at LIBOR plus 110
  basis points (6.77%), due July 30, 2001, secured by the
  common stock of TITAN Indemnity...........................    2,000         --
Capitalized lease obligation secured by an aircraft.........    1,843      2,014
Capitalized lease obligation secured by property and
  equipment.................................................      181        305
                                                              -------    -------
          Total.............................................  $24,024    $12,319
                                                              =======    =======

                     TITAN HOLDINGS, INC. AND SUBSIDIARIES

     Note payable -- premium finance subsidiary ($15,750,000 and $7,000,000 at December 31, 1996 and 1995, respectively) represents WPAC's borrowings under its revolving line of credit, at LIBOR plus 60 basis points (6.26% at December 31, 1996). The $25 million revolving line of credit is secured by premium finance contracts and is due July 30, 1997.

     Maturities at December 31, 1996 (in thousands) are as follows:

1997........................................................  $22,086
1998........................................................    4,249
1999........................................................    4,295
2000........................................................    4,330
2001........................................................    4,814
Thereafter..................................................       --
                                                              -------
          Total.............................................  $39,774
                                                              =======

     Total interest payments of $1,898,000, $1,038,000 and $317,000 were made during 1996, 1995 and 1994, respectively.

     Holdings is committed under various operating lease agreements for office space, non-standard automobile retail selling locations and property and equipment. Rent expense and future minimum lease payments under these agreements are not material to the accompanying consolidated financial statements.

     In July 1996, Holdings and WPAC entered into a $55 million credit facility with a group of banks, increasing the limit of the $45 million credit facility originally negotiated in August 1995. The 1996 credit facility includes a $10 million revolving line of credit until July 30, 2001 for Holdings' working capital purposes, a $20 million term loan utilized by the Company's insurance subsidiaries to increase underwriting capacity, and a $25 million revolving credit facility available until July 30, 1997 for WPAC's premium finance operations. WPAC's revolving credit facility was amended in February, 1997, increasing the amount available for premium finance contracts to $50 million, concurrent with WPAC's purchase of Elite Premium Services, Inc (see note 18). This increased the Company's total debt facility to $80 million. The credit facilities for both Holdings and WPAC bear interest at rates based on LIBOR or the bank's base rate plus a margin ranging from 0 to 200 basis points, depending upon the total amount of indebtedness of Holdings, the statutory surplus of TITAN Indemnity, the term of the loan and other factors. In addition, Holdings has purchased interest rate swap agreements which fix the interest rate on a portion of the term loan's principal ($7.5 million at December 31, 1996) at 7.01% through February 11, 1997 and on the remainder of the term loan's principal at 7.20% through March 30, 1998.

     The loan agreements contain certain financial covenants. At December 31, 1996, Holdings was in compliance with the covenants stated in the credit facility with one exception, for which Holdings has received a waiver.

8. RELATED PARTY TRANSACTIONS

     A Director of Holdings owns the company that manages the investments of Holdings and provides certain investment banking services. For the years ended December 31, 1996, 1995 and 1994, Holdings incurred $243,000, $212,000 and
$154,000, respectively, for such services.

     Holdings has entered into employment agreements with certain executives which grant the executives the right to receive certain benefits, including base salary, should such executives be terminated other than for cause.

                     TITAN HOLDINGS, INC. AND SUBSIDIARIES

9. CONCENTRATIONS OF CREDIT RISK

     The insurance companies transact business with independent insurance agents, who represent their insureds. Public entity and certain other premiums are due from agents ($5,555,000 and $5,755,000 at December 31, 1996 and 1995,
respectively) and represent unpaid agents' balances, net of an allowance for doubtful accounts of approximately $160,000 at December 31, 1996 and 1995. Such agents' balances may be secured by the related unearned premium and the insured's coverage may be canceled if the insured fails to remit the premium to the agent. However, if the insured has paid the agent, the balance due to TITAN Indemnity from the agent is unsecured. Non-standard automobile insurance balances are due from policyholders ($16,293,000 and $10,203,000 at December 31, 1996 and 1995, respectively) and are secured by the related unearned premium. The insurance companies require policyholders to remit a minimum down payment at the policy origination date and subsequent scheduled payments are monitored in order to prevent coverage beyond the date for which payment has been received. If subsequent payments are not made timely, the policy is canceled at no loss to the insurance companies. In the opinion of management, the net amounts carried on the accompanying consolidated balance sheets are collectible.

10. PARENT COMPANY FINANCIAL INFORMATION

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1996          1995
                                                              --------      --------
                                                                   IN THOUSANDS
BALANCE SHEETS
  Investment in subsidiaries, at equity in net assets.......  $128,111      $ 99,849
  Investments...............................................     2,019         8,952
  Federal income taxes receivable...........................     1,238           581
  Deferred tax asset........................................       273            55
  Property and equipment, net...............................     1,251           781
  Other assets..............................................     1,102           577
                                                              --------      --------
                                                              $133,994      $110,795
                                                              ========      ========

  Notes payable.............................................  $ 22,000      $ 10,000
  Other liabilities.........................................       126           311
  Shareholders' equity......................................   111,868       100,484
                                                              --------      --------
                                                              $133,994      $110,795
                                                              ========      ========

                                                               YEARS ENDED DECEMBER 31,
                                                              ---------------------------
                                                               1996       1995      1994
                                                              -------    -------   ------
                                                                     IN THOUSANDS
STATEMENTS OF INCOME
  Equity in income of subsidiaries..........................  $15,515    $11,864   $9,331
  Net realized gains (losses) on sales......................       23       (216)       2
  Investment income.........................................      184        147      158
                                                              -------    -------   ------
                                                               15,722     11,795    9,491
                                                              -------    -------   ------
  Expenses..................................................    2,454      1,642      665
  Income tax benefit........................................     (913)      (417)    (237)
                                                              -------    -------   ------
     Net income.............................................  $14,181    $10,570   $9,063
                                                              =======    =======   ======

     Substantially all of Holdings' retained earnings are attributable to the insurance companies. The Texas Insurance Code limits the amount of dividends TITAN Indemnity can pay to Holdings in any twelve month period to the greater of its statutory net income for the preceding year or 10% of policyholders' surplus as of

                     TITAN HOLDINGS, INC. AND SUBSIDIARIES
the 31st day of December of the preceding year. The Michigan Insurance Code limits the amount of dividends TITAN Insurance can pay to TITAN Indemnity in any twelve-month period to the greater of its statutory net income for the preceding year, excluding realized gains (losses) on sales of investments, or 10% of its policyholders' surplus as of the preceding year end. In addition, TITAN Insurance is specifically prohibited from paying or declaring dividends if its gross premiums written over any twelve month period exceed 300% of its policyholders' surplus. Considering such restrictions, approximately $8.0 million and $12.1 million is available for distribution by TITAN Indemnity and TITAN Insurance to their respective parent companies during 1996. In 1995, TITAN Indemnity paid dividends to Holdings of $750,000. TITAN Insurance paid $3,500,000, $1,612,000 and $1,297,000 in cash dividends to TITAN Indemnity in 1996, 1995 and 1994, respectively.

11. LINE OF BUSINESS INFORMATION

     The following presents information regarding Holdings' operations by major line of business for the years ended December 31, 1996, 1995 and 1994.

                                                                 NON-
                                                               STANDARD       PUBLIC
                                                              AUTOMOBILE      ENTITY
                                                              ----------      -------
                                                                   IN THOUSANDS
YEAR ENDED DECEMBER 31, 1996
  Premiums written..........................................   $106,394       $61,208
  Premiums earned...........................................     93,908        54,203
  Fee and ceding commission income..........................      6,649         1,208
  Losses and loss expenses..................................     55,096        35,678
YEAR ENDED DECEMBER 31, 1995
  Premiums written..........................................     80,607        53,655
   Premiums earned..........................................     69,070        44,896
   Fee and ceding commission income.........................      2,923           162
   Losses and loss expenses.................................     40,595        27,792
YEAR ENDED DECEMBER 31, 1994
  Premiums written..........................................     56,410        47,423
  Premiums earned...........................................     47,333        39,412
  Fee and ceding commission income..........................        720         1,798
  Losses and loss expenses..................................     26,666        23,627

                     TITAN HOLDINGS, INC. AND SUBSIDIARIES

12. LOSSES AND LOSS EXPENSES INCURRED AND PAID

     Information regarding the reserve for unpaid losses and loss expenses is as follows:

                                             YEARS ENDED DECEMBER 31,
                                          ------------------------------
                                            1996       1995       1994
                                          --------   --------   --------
                                                   IN THOUSANDS
Reserves for losses and loss expenses at
  beginning of year, gross..............  $122,811   $ 98,405   $ 76,514
Reinsurance balances recoverable........   (39,787)   (32,275)   (23,190)
                                          --------   --------   --------
Reserves for losses and loss expenses at
  beginning of year, net................    83,024     66,130     53,324
                                          --------   --------   --------
Add:
  Provision for losses and loss expenses
     occurring:
     Current year.......................    90,565     71,278     51,534
     Prior years........................     4,522      1,165        905
                                          --------   --------   --------
          Total.........................    95,087     72,443     52,439
                                          --------   --------   --------
Less:
  Loss and loss expense payments for
     claims occurring during:
     Current year.......................    41,060     27,152     17,015
     Prior years........................    39,281     28,397     22,618
                                          --------   --------   --------
          Total.........................    80,341     55,549     39,633
                                          --------   --------   --------
Reserves for losses and loss expenses at
  beginning of year, net................    97,770     83,024     66,130
Reinsurance balances recoverable........    44,101     39,787     32,275
                                          --------   --------   --------
Reserves for losses and loss expenses at
  end of year, gross....................  $141,871   $122,811   $ 98,405
                                          ========   ========   ========

     The 1996 provision for losses and loss expenses for prior years related primarily to discontinued programs, certain public entity lines of business and Michigan auto personal injury protection coverage. Holdings discontinued its involvement in an aviation program in 1993 and a contract surety program in 1995. Adverse development from these discontinued programs totaled $1.4 million in 1996. Public entity experienced adverse development in 1996, which aggregated approximately $2.1 million on certain liability coverages related to 1994. Michigan personal injury protection experienced approximately $0.9 million of adverse development in 1996 on 1995 claims, principally in connection with known cases that developed additional severity. Management of Holdings has since modified underwriting criteria for such coverages and adjusted its reserving practices.

13. EMPLOYEE BENEFIT PLANS

     Holdings sponsors defined contribution retirement plans under Section 401(k) of the Internal Revenue Code. These plans cover substantially all employees who meet specified service requirements. Under these plans, the Holdings may, at its discretion, match 50% of each employee's contribution up to 10% of the employee's salary. Such matching contributions have not been material.

14. STOCK OPTIONS AND WARRANTS

     At December 31, 1996, Holdings had two stock option plans which are further described below. Holdings applies the intrinsic value method in accounting for its plans. Accordingly, no compensation expense has been recognized in the accompanying consolidated financial statements. Had compensation expense for Holding's

                     TITAN HOLDINGS, INC. AND SUBSIDIARIES
stock option plans been determined using the fair value method, Holding's net income and net income per share would have been reduced to the pro forma amounts indicated below. The effects of applying SFAS 123 as calculated below may not be representative of the effects on reported net income for future years.

                                                                1996            1995
                                                              --------        --------
                                                              IN THOUSANDS, EXCEPT PER
                                                                     SHARE DATA
Net income:
  As reported...............................................   $14,181         $10,570
  Pro forma.................................................    13,846          10,453
Net income per share:
  As reported...............................................   $  1.48         $  1.33
  Pro forma.................................................      1.44            1.32

     Holdings has two fixed stock option plans. Under the 1993 Stock Option Plan, Holdings may grant options to employees, directors and consultants of Holdings for up to 992,250 shares of Common Stock. Holdings may also grant options to outside directors under the 1993 Directors' Stock Option Plan. Options issued under both plans were at exercise prices equal to the market price of Holdings' stock on the date of grant and an option's maximum term is ten years with vesting ranging from immediate to five years.

     The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1996: risk-free interest rates of 5.4% dividend yield of 1.9%, expected lives of 10 years for the 1993 Stock Option Plan and 5 years for the 1993 Directors Stock Option Plan; and volatility of 23.3%.

     A summary of the status of Holding's two fixed option plans as of December 31, 1996, 1995 and 1994, changes during the years then ended, and the weighted-average fair value of options granted during 1996 and 1995 is presented below:

                                                         YEARS ENDED DECEMBER 31,
                                       ------------------------------------------------------------
                                              1996                 1995                 1994
                                       ------------------   ------------------   ------------------
                                                 WEIGHTED             WEIGHTED             WEIGHTED
                                                 AVERAGE              AVERAGE              AVERAGE
                                                 EXERCISE             EXERCISE             EXERCISE
                                       SHARES     PRICE     SHARES     PRICE     SHARES     PRICE
                                       -------   --------   -------   --------   -------   --------
Options outstanding at beginning of
  year...............................  595,026    $10.71    525,927    $10.52    231,573    $ 9.07
  Granted............................  356,550     13.19     96,075     11.26    304,841     11.59
  Exercised..........................  (43,564)     9.04    (20,946)     9.06         --        --
  Forfeited..........................   (1,049)    13.10     (6,030)     8.94    (10,487)     9.07
                                       -------              -------              -------
Outstanding, at end of year..........  906,963     11.90    595,026     10.71    525,927     10.53
                                       =======              =======              =======
Options exercisable at year-end......  405,472              307,437              154,023
                                       =======              =======              =======
Weighted average fair value of
  options granted....................  $  6.63              $  4.30

                     TITAN HOLDINGS, INC. AND SUBSIDIARIES

     The following table summarizes information about fixed stock options outstanding at December 31, 1996:

                                                               OPTIONS OUTSTANDING
                                                    -----------------------------------------
                                                                    WEIGHTED
                                                                     AVERAGE
                                                                    REMAINING      NUMBER OF
                     EXERCISE                         NUMBER       CONTRACTUAL      OPTIONS
                      PRICES                        OUTSTANDING       LIFE        EXERCISABLE
--------------------------------------------------  -----------    -----------    -----------
$ 8.73............................................     50,180      7.7 years         41,177
  9.07............................................    184,709      6.8              184,709
  9.95............................................     27,563      9.4               27,563
 12.24............................................    248,061      4.3               99,223
 13.10............................................     18,900      8.9                6,300
 13.45............................................     10,500      3.8                   --
 14.70............................................     10,500      3.8                   --
 12.98............................................     10,500      9.1                   --
 12.86............................................    179,550      9.2                   --
 13.81............................................     31,500      9.3               31,500
 13.50............................................     75,000      9.7               15,000
 15.50............................................     60,000      9.9                   --
                                                      -------                       -------
                                                      906,963                       405,472
                                                      =======                       =======

     In addition, during 1993, Holdings issued warrants for 452,025 shares of common stock at a price of $14.96 per share. Such warrants are adjustable for any dilution caused by the issuance of additional shares or convertible securities and the holders are entitled to cumulative dividends ($0.93 per share at December 31, 1996) upon exercise. All such warrants remained outstanding at December 31, 1996 at a net effective exercise price of $14.52 and expire in September 1998.

15. ACQUISITIONS AND CONTINGENT CONSIDERATION

     During 1996, Holdings acquired the net assets of independent insurance agencies in Texas, Nevada and Colorado. These acquisitions together with the prior year acquisitions of the Michigan non-standard automobile operations and the net assets of independent insurance agencies in Arizona and Michigan, have given rise to goodwill and non-competition agreements summarized as follows:

                                      YEARS ENDED DECEMBER 31,      YEARS ENDED DECEMBER 31,
                                     --------------------------   ----------------------------
                                      1996      1995      1994      1996      1995      1994
                                     -------   -------   ------   --------   -------   -------
                                              GOODWILL             NON-COMPETITION AGREEMENTS
                                     --------------------------   ----------------------------
                                                           IN THOUSANDS
Net asset balance, beginning of
  period...........................  $13,007   $ 5,641   $2,189    $ 7,762    $3,673    $1,497
Additions:
  Contingent consideration
     accrued.......................       --     4,261    2,511         --     4,260     2,511
  Independent agency
     acquisitions..................    2,502     3,551    1,116         82       625        --
Amortization expense...............     (969)     (446)    (175)    (1,189)     (796)     (335)
                                     -------   -------   ------    -------    ------    ------
Net asset balance, end of period...  $14,540   $13,007   $5,641    $ 6,655    $7,762    $3,673
                                     =======   =======   ======    =======    ======    ======

16. FAIR VALUE OF FINANCIAL INSTRUMENTS

     Holdings is required to disclose estimated fair values of its financial instruments. Fair value estimates, methods and assumptions are set forth below. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect a premium or discount that could result from offering for sale at one time the entire holdings of a particular

                     TITAN HOLDINGS, INC. AND SUBSIDIARIES
financial instrument. Fair value estimates are based on judgments regarding economic conditions, risk characteristics of the financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment, and therefore, cannot be determined with precision.

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

     Financial Assets -- Fair values for fixed maturities, equity securities and short-term investments are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying amounts of cash and cash equivalents, premium finance contracts and other invested assets approximate their fair values. The fair value of mortgage notes receivable is estimated by discounting the future cash flows using the current rates at which similar loans would be made to similar borrowers with similar credit ratings and the same remaining maturities.

     Financial Liabilities -- The fair value of the Company's borrowings are estimated using discounted cash flow analyses based on Holdings' current incremental borrowing rates for similar types and maturities of instruments.

     The carrying amount and fair value of the Company's financial instruments consist of the following:

                                                           DECEMBER 31,
                                             -----------------------------------------
                                                    1996                  1995
                                             -------------------   -------------------
                                             CARRYING     FAIR     CARRYING     FAIR
                                              AMOUNT     VALUE      AMOUNT     VALUE
                                             --------   --------   --------   --------
                                                           IN THOUSANDS
FINANCIAL ASSETS:
  Fixed maturities, available for sale.....  $145,531   $145,531   $112,990   $112,990
  Fixed maturities, held to maturity.......    16,114     16,104     19,871     19,982
  Equity securities, available for sale....    16,479     16,479     14,679     14,679
  Short-term investments...................       270        270      4,898      4,898
  Cash.....................................     3,682      3,682     11,008     11,008
  Premium finance contracts................    23,469     23,469     12,858     12,858
  Mortgage notes receivable................    15,935     15,910     12,281     12,311
  Other invested assets....................     3,313      3,313      5,273      5,273
FINANCIAL LIABILITIES:
  Notes payable and capitalized lease
     obligations...........................    24,024     24,024     12,319     12,319
  Note payable -- premium finance
     subsidiary............................    15,750     15,750      7,000      7,000

                     TITAN HOLDINGS, INC. AND SUBSIDIARIES

17. QUARTERLY FINANCIAL DATA (UNAUDITED)

     The unaudited operating results by quarter for 1996, 1995 and 1994 are summarized below:

                                                TOTAL
                                              REVENUES      INCOME                  NET
                                              AND OTHER     BEFORE       NET      INCOME
                                               INCOME     INCOME TAX   INCOME    PER SHARE
                                              ---------   ----------   -------   ---------
                                                  IN THOUSANDS, EXCEPT PER SHARE DATA
1996:
  1st.......................................  $ 39,081     $ 4,486     $ 3,086     $ .33
  2nd.......................................    43,612       5,344       3,692       .38
  3rd.......................................    44,547       5,190       3,524       .37
  4th.......................................    47,056       5,679       3,879       .40
                                              --------     -------     -------     -----
          Year..............................  $174,296     $20,699     $14,181     $1.48
                                              ========     =======     =======     =====
1995:
  1st.......................................  $ 29,857     $ 3,365     $ 2,393     $ .31
  2nd.......................................    32,891       3,643       2,481       .32
  3rd.......................................    33,626       3,870       2,713       .35
  4th.......................................    35,468       4,408       2,983       .35
                                              --------     -------     -------     -----
          Year..............................  $131,842     $15,286     $10,570     $1.33
                                              ========     =======     =======     =====
1994:
  1st.......................................  $ 22,438     $ 2,967     $ 2,017     $ .26
  2nd.......................................    24,368       2,985       2,125       .28
  3rd.......................................    25,257       3,517       2,407       .30
  4th.......................................    28,598       3,378       2,514       .32
                                              --------     -------     -------     -----
          Year..............................  $100,661     $12,847     $ 9,063     $1.16
                                              ========     =======     =======     =====

18. SUBSEQUENT EVENT

     In February, 1997, WPAC executed an agreement to acquire a premium finance company, Elite Premium Services, Inc. ("Elite"), for approximately $400,000 in cash and additional consideration to be determined as a function of future amounts financed through sources provided by Elite. In connection with the acquisition, WPAC increased the limit of its credit facility to $50 million and increased its borrowings under the credit facility by approximately $11.5 million for finance contracts acquired in the acquisition.

19. LEGAL PROCEEDINGS

     Holdings is party to numerous lawsuits arising in the normal course of business. All suits involve claims under insurance policies underwritten by Holdings, which management believes have been adequately included in its established reserves for unpaid losses and loss expenses.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
TITAN Holdings, Inc.:

     We have audited the accompanying consolidated balance sheets of TITAN Holdings, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TITAN Holdings, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

February 13, 1997

                                  P R O X Y

                              TITAN HOLDINGS, INC.

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 1, 1997

 THIS PROXY IS SOLICITED ON BEHALF OF TITAN HOLDINGS, INC.'S BOARD OF DIRECTORS

        The undersigned hereby appoints Mark E. Watson, Jr. and Mark E. Watson III, and each of them proxies for the undersigned with full power of substitution, to vote all shares of Titan Holdings, Inc.'s Common Stock which the undersigned may be entitled to vote at the Annual meeting of Shareholders of Titan Holdings, Inc., a Texas corporation (the "Company"), to be held on Thursday, May 1, 1997, at 10:00 a.m., at the Company's Corporate Headquarters, located at 2700 N.E. Loop 410, San Antonio, Texas, or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment thereof.

PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY ITEM. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, PLEASE SIGN THE REVERSE SIDE, NO BOXES NEED TO BE CHECKED.

------------------------------------------------
                                                |
                                                |
                                                |
COMMENTS/ADDRESS CHANGE:  PLEASE MARK           |
                          COMMENT/ADDRESS       |
                          BOX ON REVERSE SIDE   |
                                                |
                                                |       (Continued and to be
                                                |       signed on other side)
                                                |
                                                |
                                                |


                              FOLD AND DETACH HERE

The Board of Directors recommends       Please mark your votes as
a vote FOR Items 1 and 2                indicated in this example    [X]



Item 1- TO ELECT THREE CLASS I            FOR  [ ]      WITHHELD  [ ]
        DIRECTORS TO SERVE                              FOR ALL
        UNTIL THE ANNUAL
        MEETING IN 1998; TO
        ELECT THREE CLASS II
        DIRECTORS TO SERVE UNTIL
        THE ANNUAL MEETING IN
        1999; TO ELECT THREE
        CLASS III DIRECTORS
        TO SERVE UNTIL THE
        ANNUAL MEETING IN
        2000.


        Class I - Lucius E. Burch III, Thomas E. Mangold, Mark E. Watson III


        Class II - Hector De Leon, Christopher J. Murphy III, Toby S. Wilt


        Class III - Mark E. Watson, Jr., E. B. Lyon III, Gary V. Woods


WITHHELD FOR: (Write that nominee's name in the space provided below).



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Item 2 - TO RATIFY THE APPOINTMENT OF KPMG     FOR      AGAINST    ABSTAIN
         PEAT MARWICK LLP AS THE COMPANY'S     [ ]        [ ]        [ ]
         INDEPENDENT AUDITORS FOR 1997.



Item 3 - TO TRANSACT SUCH OTHER BUSINESS AS
         MAY PROPERLY BE BROUGHT BEFORE THE
         MEETING OR ANY ADJOURNMENT THEREOF.



                        I PLAN TO ATTEND MEETING                     [ ]


                        COMMENTS/ADDRESS CHANGE                      [ ]
                        Please mark this box if
                        you have written comments/address
                        change on the reverse side.


        Only shareholders of record at the close of business on Friday, March 21, 1997 will be entitled to vote at the meeting.


        PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY
        IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE,
        AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN
        TO ATTEND THE MEETING. IF YOU LATER DESIRE TO
        REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO
        IN THE MANNER DESCRIBED IN THE ATTACHED PROXY
        STATEMENT. FOR FURTHER INFORMATION CONCERNING
        THE INDIVIDUALS NOMINATED AS DIRECTORS, USE
        OF THE PROXY AND OTHER RELATED MATTERS, YOU
        ARE URGED TO READ THE PROXY STATEMENT ON THE
        FOLLOWING PAGES.


Signature(s)                                        Date
             -------------------------------------       -------------------


NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                              FOLD AND DETACH HERE